EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

dated as of July 11, 2018

by and among

IZEA, INC., a Nevada corporation,

IZEA MERGER SUB, INC., a Delaware corporation,

TAPINFLUENCE, INC., a Delaware corporation

CERTAIN STOCKHOLDERS OF TAPINFLUENCE, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE STOCKHOLDERS’ REPRESENTATIVE

Table of Contents

Page

Article I THE MERGER

Section 1.1	Structure of the Merger

Section 1.2	Closing; Effective Time

Section 1.3	Effects of the Merger

Section 1.4	Merger Consideration; Closing Payments

Section 1.5	Effect of the Merger on the Capital Stock of the Constituent Entities; Release

Section 1.6	Surrender of Certificates; Exchange Procedures

Section 1.7	Working Capital Adjustment

Section 1.8	Tax Withholding
Article II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

Section 2.1	Corporate Organization, Etc

Section 2.2	Capitalization

Section 2.3	Company Subsidiaries

Section 2.4	Authority Relative to this Agreement

Section 2.5	Consents and Approvals; No Violations

Section 2.6	Financial Statements

Section 2.7	No Undisclosed Liabilities

Section 2.8	Absence of Certain Changes

Section 2.9	Compliance with Law

Section 2.10	Material Contracts

Section 2.11	Permits

Section 2.12	Litigation

Section 2.13	Taxes

Section 2.14	Title to Properties; Sufficiency of Assets

Section 2.15	Intellectual Property

Section 2.16	Insurance

Section 2.17	Environmental Matters

Section 2.18	Employee and Labor Matters

Section 2.19	Employee Plans

Section 2.20	Privacy; Data Breaches

Section 2.21	Regulatory and Marketing Matters.

Section 2.22	Brokers and Finders

Section 2.23	Stockholder Vote Required

Section 2.24	Absence of Questionable Payments

Section 2.25	Books and Records

Section 2.26	Bank Accounts; Powers of Attorney

Section 2.27	Customers and Suppliers

Section 2.28	Accounts Receivable

Section 2.29	Certain Transactions

Section 2.30	Information Statement

Section 2.31	No Other Representations and Warranties

Section 2.32	Non-Reliance of the Company and the Securityholders

Article III REPRESENTATIONS AND WARRANTIES OF THE DESIGNATED STOCKHOLDERS

Section 3.1	Ownership of Shares

Section 3.2	Authority Relative to this Agreement

Section 3.3	Consents and Approvals; No Violations

Section 3.4	Litigation

Section 3.5	Brokers and Finders

Section 3.6	Investment Representations
Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Section 4.1	Corporate Organization, Etc

Section 4.2	Capitalization

Section 4.3	Authority Relative to this Agreement; Validity of Shares

Section 4.4	Consents and Approvals; No Violations

Section 4.5	Litigation

Section 4.6	Brokers and Finders

Section 4.7	Sufficient Funds

Section 4.8	SEC Filings; Financial Statements

Section 4.9	Absence of Certain Changes or Events

Section 4.10	Non-Reliance of Parent and Merger Sub

Section 4.11	No Other Representations and Warranties
Article V COVENANTS

Section 5.1	Conduct of the Business of the Company Pending the Closing

Section 5.2	Access to Information

Section 5.3	Disclosure Supplements

Section 5.4	Consents and Approvals

Section 5.5	Filings

Section 5.6	Further Assurances
Article VI ADDITIONAL AGREEMENTS

Section 6.1	Acquisition Proposals

Section 6.2	Public Announcements

Section 6.3	Indemnification

Section 6.4	Notification of Certain Matters

Section 6.5	Non-Competition

Section 6.6	Employee Matters

Section 6.7	Tax Covenants

Section 6.8	Stockholders’ Representative

Section 6.9	D&O Insurance.

Section 6.10	Parent Common Stock

Section 6.11	SEC Financial Statements

Section 6.12	Information Statement; Notice to Stockholders
Article VII CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1	Conditions to Each Party’s Obligations to Effect the Stock Purchase

Section 7.2	Conditions to the Obligations of Parent

Section 7.3	Conditions to the Obligations of the Company and the Stockholders

Section 7.4	Company Closing Deliveries

Section 7.5	Parent Closing Deliveries

Article VIII TERMINATION

Section 8.1	Termination by Mutual Agreement

Section 8.2	Termination by either Parent or the Company

Section 8.3	Termination by the Company or the Designated Stockholders

Section 8.4	Termination by Parent

Section 8.5	Effect of Termination and Abandonment
Article IX MISCELLANEOUS

Section 9.1	Entire Agreement; Assignment

Section 9.2	Notices

Section 9.3	Governing Law

Section 9.4	Expenses

Section 9.5	Descriptive Headings

Section 9.6	Parties in Interest

Section 9.7	Severability

Section 9.8	Specific Performance

Section 9.9	Counterparts

Section 9.10	Interpretation

Section 9.11	Amendment and Modification; Waiver

Section 9.12	Legal

Section 9.13	Definitions

INDEX OF EXHIBITS
Exhibit A: Certificate of Merger
Exhibit B: Form of Certificate of Incorporation
Exhibit C: Form of Bylaws
Exhibit D: Paying Agent Agreement
Exhibit E: Form of Letter of Transmittal
Exhibit F: Working Capital/Purchase Price Adjustments Procedures and Example Calculation
Exhibit G: Form of Non-Disclosure, Non-Solicitation and Non-Competition Agreement
Exhibit H: Form of Intellectual Property Assignment Agreement
Exhibit I: Form of Warrantholder Termination and Acknowledgment

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
THE MERGER
Section 1. 1Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the “Effective Time” (as defined in Section 1.2(b)), Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease. Following the Effective Time, the Company shall be the surviving entity (the “Surviving Entity”), shall become a direct, wholly-owned subsidiary of Parent and shall succeed to and assume all of the rights and obligations of the Company in accordance with the DGCL.
Section 1. 2Closing; Effective Time.
(a)Subject to the satisfaction or waiver of all of the conditions to the closing of the Merger (the “Closing”) contained in Article VII, the Closing will take place at 10:00 a.m. on a date to be specified by the Parties (the “Closing Date”), which shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) and no sooner than July 2, 2018, unless another time or date is agreed to by the Parties. The Closing will be held at the offices of Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, 15th Floor, New York, New York 10019, or at such other location as the Parties may agree (which may be via the electronic exchange of execution versions of the Transaction Documents and the signature pages thereto via email by .pdf.).
(b)Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to be consummated by filing a certificate of merger in substantially the form and substance of Exhibit A (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and as so specified in the Certificate of Merger (the time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).
(c)No later than three (3) Business Days before the Closing Date, the Company shall deliver to Parent and the Paying Agent a definitive closing payment schedule (the “Closing Payment Schedule”) certified on behalf of the Company by its Chief Financial Officer, solely in his or her capacity as an officer of the Company, accurately setting forth: (i) the name of each holder of Company Preferred Stock, Company Common Stock, Company Stock Options and Warrants immediately prior to the Effective Time; (ii) the number of shares of Company Preferred Stock and Company Common Stock, by class, and the number and type of Company Stock Options and Warrants held by each such holder immediately prior to the Effective Time(iii) the consideration which each such holder is eligible to receive pursuant to Section 1.5 and (iv) such other information as is requested by the Paying Agent. The Closing Payment Schedule shall include the calculations as of Closing of the Company’s good faith estimate of Estimated Working Capital, Estimated Closing Date Indebtedness (including the names of and amounts to be paid to each Creditor), Estimated Cash and Cash Equivalents and Estimated Selling Transaction Expenses (including the names of and amounts to be paid to each Advisor) as set forth in and pursuant to Section 1.7.

Section 1. 3Effects of the Merger.
(a)At the Effective Time, the separate existence of Merger Sub shall cease, and Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation. At the Effective Time, and without any further action on the part of Merger Sub or the Company:

(i)the certificate of incorporation of the Surviving Entity shall be amended and restated as of the Effective Time to conform to the form of Certificate of Incorporation attached to this Agreement as Exhibit B, until thereafter changed or amended in accordance with the provisions thereof and applicable Law;
(ii)the bylaws of the Surviving Entity shall be amended and restated as of the Effective Time to conform to the form of bylaws attached to this Agreement as Exhibit C, until thereafter changed or amended in accordance with the provisions thereof and applicable Law; and
(iii)the directors and officers of the Surviving Entity immediately after the Effective Time shall be (or shall be promptly appointed by the Board of Directors of the Surviving Entity, as applicable) the individuals designated as such on Section 1.3(a)(iii) of the Parent Disclosure Schedule.
(b)The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties of the Company and Merger Sub shall vest in the Surviving Entity and all liabilities and obligations of the Company and Merger Sub shall become the liabilities and obligations of the Surviving Entity.
Section 1. 4Merger Consideration; Closing Payments.
(a)Merger Consideration. In connection with the Merger, the aggregate consideration to be paid by Parent for all of the Company Stock, Company Stock Options and Warrants is (x) the Closing Stock Issuance plus (y) an amount equal to $6,000,000, subject to such adjustments and other terms as set forth in this Agreement (collectively, the “Merger Consideration”) and payable as follows:
(i)The portion of the Merger Consideration to be paid by Parent at the Closing (the “Closing Merger Consideration”) shall consist of (i) the Merger Consideration, minus (ii) the Deferred Payments, as follows:
(A)a cash payment in the amount of $1,500,000, minus (ii) the Estimated Closing Date Indebtedness (which shall be exclusive of Estimated Selling Transaction Expenses), minus (iii) the Estimated Selling Transaction Expenses (which shall be exclusive of Estimated Closing Date Indebtedness) (to the extent not paid prior to or at the close of business on the day prior to the Closing Date), minus (iv) the amount (if any) by which the Estimated Working Capital of the Company at Closing is less than the Target Working Capital, plus (v) the amount (if any) by which the Estimated Working Capital of the Company at Closing is greater than the Target Working Capital, plus (vi) the Estimated Cash and Cash Equivalents, if any (the “Closing Cash Payment”) to be paid pursuant to Section 1.4(b); and
(B)the issuance of 1,150,000 shares of Common Stock (the “Parent Common Stock”), par value $0.0001 per share, of Parent (the “Closing Stock Issuance”) pursuant to the Closing Payment Schedule.
(ii)The portion of the Merger Consideration to be paid by Parent following the Closing shall consist of an additional $4,500,000 in consideration for payment to the Securityholders, on the schedule payment date set forth below and subject to any adjustments pursuant to the terms of this Agreement, in the following installments (the “Deferred Payments”):
(A)on the date that is six (6) months after the Closing Date, a payment in the amount of $1,000,000 (the “6-Month Payment”), which shall be made, at the option of Parent, in the form of cash or Parent Common Stock or a combination thereof; and
(B)on the date that is twelve (12) months after the Closing Date, a payment in the amount of $3,500,000 (the “12-Month Payment”), which shall be made, at the option of Parent, in the form of cash or Parent Common Stock or a combination thereof.
(b)Closing Payments. At the Closing, Parent shall deliver by wire transfer of immediately available funds to:
(i)the Paying Agent, the Closing Cash Payment for payment to the holders of Company Stock, Company Stock Options and Warrants (the “Securityholders”) pursuant to the Closing Payment Schedule;

(ii)recipients of Estimated Selling Transaction Expenses, as indicated on the Closing Payment Schedule (each, an “Advisor” and, collectively, the “Advisors”), the amount of the Estimated Selling Transaction Expenses to be received by each such Advisor as set forth on the Closing Payment Schedule; provided, however, that this shall exclude the payment of the Stockholders’ Representative Expense Amount to the Stockholders’ Representative, which is provided for in Section 1.4(b)(iv);
(iii)holders of Indebtedness of the Company, as indicated on the Closing Payment Schedule (each, a “Creditor” and, collectively, the “Creditors”), an amount equal to the Estimated Closing Date Indebtedness to be received by each such Creditor as set forth on the Closing Payment Schedule; and
(iv)the Stockholders’ Representative, the Stockholders’ Representative Expense Amount for deposit in an account designated by the Stockholders’ Representative prior to the Closing.
(c)Closing Stock Issuance. At the Closing, Parent shall effectuate the Closing Stock Issuance by causing its transfer agent to issue the Parent Common Stock to the Securityholders pursuant to the Closing Payment Schedule. Prior to the Closing the Company shall deliver to Parent such information regarding the Securityholders as is required by Parent’s transfer agent to effectuate the Closing Stock Issuance.
(d)Deferred Payments.
(i)No later than three (3) Business Days before any scheduled Deferred Payment, the Stockholders’ Representative shall deliver to Parent and the Paying Agent an updated certified definitive payment schedule, accurately setting forth: (i) the name of each holder of Company Preferred Stock, Company Common Stock, Company Stock Options and Warrants immediately prior to the Effective Time; (ii) the number of shares of Company Preferred Stock and Company Common Stock, by class, and the number and type of Company Stock Options and Warrants held by each such holder immediately prior to the Effective Time, (iii) the portion of such Deferred Payment each such holder is eligible to receive pursuant to Section 1.5 and (iv) such other information as is requested by the Paying Agent.
(ii)Parent may, at its sole option, prepay any Deferred Payment prior to the scheduled payment date. If any Deferred Payment includes shares of Parent Common Stock, the value of such Parent Common Stock shall be based on the thirty (30) trading day volume-weighted average price of the Parent Common Stock prior to the date Parent delivers such payment to the Paying Agent, as reported by The NASDAQ Capital Market (or the primary stock market or exchange on which the Parent Common Stock is then traded); provided, however that such prepayment shall be made in good faith and the timing of such prepayment, if made in Parent Common Stock, shall not be determined primarily with the intention of impairing or altering the rights of or the value delivered to the Securityholders under this Agreement and in connection with the consummation of the transactions contemplated hereby.
(iii)In order to comply with NASDAQ Market Rules, in no event shall Parent be obligated to issue such number of shares of Parent Common Stock in any Deferred Payment, which, when combined with the Closing Stock Issuance, is equal to or more than 19.9% of the outstanding shares of Parent Common Stock as determined before the Closing. In the event Parent determines to issue Parent Common Stock in excess of 19.9% of its outstanding shares and requires Parent stockholder approval under NASDAQ Market Rules, then all Designated Stockholders receiving Parent Common Stock in connection with the Contemplated Transactions agree to vote to approve such issuance at any meeting or pursuant to any written consent of Parent stockholders if such votes are allowed to be counted under NASDAQ Market Rules.
(iv)In the event that, at any time during which the Securityholders shall remain eligible to receive any shares of Parent Common Stock pursuant to this Agreement, there shall occur any merger or consolidation in which Parent is not the surviving corporation, then (A) in lieu of the shares of Parent Common Stock otherwise issuable hereunder, the surviving corporation shall transfer or cause to be issued to the Securityholders the fair equivalent securities or other property of the surviving corporation pursuant to the terms of this Agreement, and (B) Parent shall, as part of the terms and conditions of the subject merger or consolidation, cause the surviving corporation to acknowledge the terms and conditions of this Agreement and reserve and make available the substitute consideration contemplated by this provision.
Section 1. 5Effect of the Merger on the Capital Stock of the Constituent Entities; Release.

(a)Effect on Capital Stock. As of the Effective Time, and automatically by virtue of the Merger and without any action on the part of the holder thereof:
(i)Conversion of Company Stock. Subject to the provisions of this Section 1.5, each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and retired pursuant to Section 1.5(a)(v) and Dissenting Shares (as defined in Section 1.5(a)(vi))) shall be converted in accordance with the procedures set forth in Section 1.6 into the right to receive for each share of:
(A)with respect to each outstanding share of Series B-1 Preferred Stock, the consideration set forth on the Closing Payment Schedule under the heading “Series B-1 Preferred Per Share Merger Consideration” (without duplication and after all applicable deductions set forth but subject to any further adjustments as set forth in this Agreement);
(B)with respect to each outstanding share of Series B Preferred Stock, once the holders of each share of Series B-1 Preferred Stock have received the Series B-1 Liquidation Preference for each share of Series B-1 Preferred Stock in such holder’s possession, the consideration set forth on the Closing Payment Schedule under the heading “Series B Preferred Per Share Merger Consideration” (without duplication and subject to any further adjustments as set forth in this Agreement);
(C)with respect to each outstanding share of Series A-1 Preferred Stock, once the holders of each share of Series B Preferred Stock have received the Series B Liquidation Preference for each share of Series B Preferred Stock in such holder’s possession, the consideration set forth on the Closing Payment Schedule under the heading “Series A-1 Preferred Per Share Merger Consideration” (without duplication and subject to any further adjustments as set forth in this Agreement);
(D)with respect to each outstanding share of Junior Preferred Stock, once the holders of each share of Series A-1 Preferred Stock have received the Series A-1 Liquidation Preference for each share of Series A-1 Preferred Stock in such holder’s possession, the consideration set forth on the Closing Payment Schedule under the heading “Junior Preferred Per Share Merger Consideration” (without duplication and subject to any further adjustments as set forth in this Agreement); and
(E)thereafter, with respect to each outstanding share of Company Common Stock or Company Preferred Stock, once the holders of Junior Preferred Stock have received the Junior Preferred Liquidation Preference for each share of Junior Preferred Stock in such holder’s possession, the consideration set forth on the Closing Payment Schedule under the heading “Remainder Per Share Merger Consideration” (without duplication and subject to any further adjustments as set forth in this Agreement).
(ii)Release and Covenant Not to Sue; Waiver of Appraisal Rights.
(A)The Designated Stockholders (each, a “Releasor”), severally and not jointly, for themselves, their heirs, executors, administrators, Representatives, predecessors, agents, successors (by merger or otherwise) and assigns (as applicable) hereby fully release, remise and forever discharge the Company, and their past and present agents, representatives, employees, officers, directors, affiliates, controlling persons, shareholders, partners, subsidiaries, and predecessors (collectively, the “Released Persons”) from any and all claims, demands, actions, causes of action, rights, suits, accountings, judgments, obligations, covenants, contracts, agreements, duties, debts and liabilities and obligations of whatsoever kind or nature, fixed or contingent, whether known or unknown, suspected or unsuspected, both at law and in equity (collectively, the “Claims”) which the Releasor or its heirs, executors, administrators, personal representatives, predecessors, successors (by merger or otherwise) and assigns now have, have ever had or may hereafter have against any Released Person on account of, arising out of or relating to matters, causes or events occurring or arising prior to the Effective Time, including, but not limited to, such Claims relating to (I) the business or operations of the Company or (II) the Releasor’s ownership of stock, warrants, stock options or other securities in the Company prior to the date hereof; provided, however, it shall be understood that the release set forth in this Section 1.5(a)(ii)(A) shall specifically exclude any Claims arising out of or under, or otherwise relating to, (x) the Transaction Documents or (y) such Releasor’s, or any of such Releasor’s heirs’, executors’, administrators’, Representatives’, predecessors’, agents’, successors’ (by merger or otherwise) and assigns’ (as applicable) rights in respect such Person’s service as an employee, director, or other service provider of the Company, including, without limitation, any rights to indemnification by the Company or any other Released Person in respect of such Service (which rights to indemnification shall be satisfied solely from the Tail Policy).
(B)Each Releasor, severally and not jointly, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, distributing or causing to be commenced, any Proceeding of any kind against any Released Person, based on any matter purported to be released in Section 1.5(a)(ii)(A).
(C)Each Releasor understands the legal effect of the release and covenant not to sue in Section 1.5(a)(ii)(A) and Section 1.5(a)(ii)(B), respectively, and has had the opportunity to obtain all information necessary (including the terms of this Agreement) for its decision to enter into this release.
(D)Other than with respect to the payment of the Merger Consideration, a breach of this Agreement by any Party shall not affect the terms and provisions of this Section 1.5(a)(ii) or the enforceability of such terms and provisions. Notwithstanding anything to the contrary set forth in this Agreement, this Section 1.5(a)(ii) shall in no way limit or adversely affect the rights of the Designated Stockholders and the Stockholders’ Representative with respect to Parent’s and Merger Sub’s obligations under this Agreement.
(E)Without limiting the foregoing, each Designated Stockholder hereby waives any rights to seek appraisal pursuant to Section 262 of the DGCL with respect to any and all shares of Company Stock owned by such Designated Stockholder in connection with this Agreement and the Contemplated Transactions, and each Designated Stockholder hereby acknowledges and confirms that this waiver of appraisal rights is given knowingly and voluntarily and shall be governed by and construed in accordance with the laws of the State of Delaware.
(iii)Company Stock Options and Warrants.
(A)Company Stock Options. Each option to purchase shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (collectively, the “Company Stock Options”) shall, by virtue of the Merger and pursuant to the terms of the Stock Incentive Plan, be cancelled and (I) each Underwater Company Stock Option shall be terminated and no consideration shall be payable in respect of thereof; and (II) each holder of an In‑the‑Money Company Stock Option shall, in full settlement of such holder’s Company Stock Option, be entitled to receive the sum of (a) an amount, from the Paying Agent, without interest and subject to any applicable withholding and payroll deductions, equal to (i) the product of (x) the number of shares of Company Common Stock then issuable upon exercise of such In-the-Money Company Stock Option, multiplied by (y) the consideration set forth on the Closing Payment Schedule under the heading “Remainder Per Share Merger Consideration”, minus (b) the aggregate amount that would be due to the Company upon the exercise in full of such In-the-Money Company Stock Option (the “Closing Option Payment”); provided, however, that as a condition to such payment, each holder of an In-the-Money Company Stock Option shall have executed and delivered to Parent an acknowledgment and release in such form as acceptable to Parent, a W-9 and other documentation reasonably required by the Paying Agent or Parent, including pursuant to Section 1.8 and the Company agrees to deliver such acknowledgement and release from each holder of an In-the-Money Company Stock Option at Closing, if any, to Parent. The Company shall take all reasonably necessary action, including the consent of individual holders of Company Stock Options, if required, to provide that, upon consummation of the Merger and at the Effective Time, (i) each then outstanding Company Stock Option, whether or not vested, shall terminate and (ii) the Company’s equity incentive and stock option plans shall be terminated. From and after the Effective Time, (x) other than the rights under this Agreement, the holders of Company Stock Options will have no further rights in respect of any Company Stock Options and (y) any such cancelled Company Stock Option shall no longer be exercisable by the former holder thereof. All amounts paid to holders of In-the-Money Company Stock Options shall be paid at the same time and under the same terms and conditions as any payments to the holders of Company Stock in accordance with this Section 1.5; provided, however, that no such payment shall be made with respect to an In-the-Money Company Stock Option after the fifth (5th) anniversary of the Closing Date or if such payment would otherwise trigger additional Taxes, interest and/or penalties under Section 409A of the Code. The Company shall take all reasonably necessary action to provide that, upon consummation of the Merger and at the Effective Time, the Stock Incentive Plan shall be terminated.
(B)Warrants. Each Warrant shall, by virtue of the Merger and pursuant to the terms of the Warrant and the Warrantholder Termination and Acknowledgment, be terminated and cancelled and (I) each Underwater Warrant shall cease to be a warrant to purchase shares of Company Stock and shall be terminated and no consideration shall be payable in respect thereof; and (II) each holder of an In-the-Money Warrant shall, in full settlement of such holder’s Warrant, be entitled to receive the sum of (a) an amount, from the Paying Agent, without interest and subject to any applicable withholding and payroll deductions, equal to (i) the product of (x) the number of shares of Company Stock then issuable upon exercise of such In-the-Money Warrant, multiplied by (ii) the consideration set forth on the Closing Payment Schedule under the heading applicable to such series of Company Stock, minus (b) the aggregate amount that would be due to the Company upon the exercise in full of such In-the-Money Warrant; provided, however, that as a condition to such payment, each holder of an In-the-Money Warrant shall have executed and delivered to Parent an acknowledgment and release in such form as acceptable to Parent, a W-9 and other documentation reasonably required by the Paying Agent or Parent, including pursuant to Section 1.8. The Company shall take all reasonably necessary action, including obtaining the consent of individual holders of Warrants, if required, to provide that, upon consummation of the Merger and at the Effective Time, each then outstanding Warrant, whether or not vested, shall terminate, including, but not limited to causing each holder of Warrants to execute and deliver to Parent a Warrantholder Termination and Acknowledgment. From and after the Effective Time, (A) other than the rights under this Agreement, the holders of Warrants will have no further rights in respect of any Warrants and (B) any such cancelled Warrant shall no longer be exercisable by the former holder thereof.
(iv)Ownership of Merger Sub. The 100% equity interest of Parent in Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and be converted into a 100% equity interest in the Surviving Entity.
(v)Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(vi)Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary and to the extent available under the DGCL, any shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder of the Company’s capital stock who has properly exercised his, her or its appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into, or represent the right to receive, any portion of the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to appraisal of such Dissenting Shares under Section 262 of the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Section 262 of the DGCL. If after the Effective Time any such holder of Dissenting Shares shall have so failed to perfect or have effectively withdrawn or lost such right, each share of such holder’s Company Stock shall thereupon be deemed to have been converted into the right to receive the Merger Consideration, without any interest thereon, in accordance with this Section 1.5. The Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Stock, withdrawals of such demands and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in negotiations and proceedings with respect to any such demands or notices. Without limiting the Parent Indemnified Parties’ rights to indemnification in accordance with Section 6.3, neither the Company nor the Designated Stockholders shall, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, which consent shall not be unreasonably withheld, any such demands (it being understood that Parent shall have the sole right to waive compliance with this requirement).
Section 1. 6Surrender of Certificates; Exchange Procedures.
(a)Paying Agent.
(i)Appointment of Paying Agent. The Company (with the consent of Parent) shall appoint the Paying Agent to act as the payments administrator pursuant to the Payments Administration Agreement substantially in the form and substance of Exhibit D (the “Paying Agent Agreement”).
(ii)Exchange at Closing. As of the Effective Time, Parent shall pay the Closing Merger Consideration to the Paying Agent in accordance with Section 1.4(b)(i).
(iii)Exchange Procedures. Upon the surrender of certificates (“Certificates”) representing all of the outstanding shares of Company Common Stock and Company Preferred Stock for cancellation to the Paying Agent, if required, together with an executed letter of transmittal and release (the “Letter of Transmittal”) substantially in the form and substance of Exhibit E and any other documentation reasonably required by the Paying

Agent pursuant to Section 1.8 or otherwise, duly completed and validly executed in accordance with the instructions thereto, the holders of Certificates shall be entitled to receive in exchange therefor the consideration set forth in Section 1.5 and the Certificates so surrendered shall be cancelled. The Letter of Transmittal shall specify the conditions to delivery of the applicable payments pursuant to this Agreement and how such payments shall be effected. Risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent. The Paying Agent Agreement shall provide that the Paying Agent shall upon receipt of the Closing Merger Consideration (or with regard to Certificates not received prior to the Closing Date, no later than two (2) Business Days after receipt of each such properly surrendered Certificate and Letter of Transmittal), make the payment described in the first sentence of this Section 1.6(a)(iii) to be made to the holder of such Certificate by wire transfer of immediately available funds to the account designated by such holder in the Letter of Transmittal delivered with such Certificate. Until surrendered as contemplated by this Section 1.6(a)(iii) each Certificate for shares of Company Stock (other than the Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such Certificate as contemplated by Section 1.5(a)(i). No interest will be paid or will accrue on any amount payable as Merger Consideration.
(iv)Deferred Payments. At least one (1) Business Day prior to the scheduled payment date, Parent shall pay the Deferred Payments to the Paying Agent to be distributed to the Securityholders in accordance with Section 1.5 and the Paying Agent Agreement.
(b)Transfers of Ownership. As of the date of this Agreement, the Company shall close its stock transfer books (except to the extent required pursuant to the exercise of Company Stock Options and Warrants) and there shall thereafter be no further registration of transfers of Company Stock outstanding immediately prior to the Effective Time on the records of the Company.
(c)No Obligation. None of Parent, Merger Sub, the Company, the Paying Agent, or the Stockholders’ Representative shall be liable to any Person in respect of any payment of the Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate representing shares of Company Stock shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims of or interest of any Person previously entitled thereto.
(d)No Further Ownership Rights in Company Stock. The Merger Consideration, together with the other rights and remedies provided or afforded to Securityholders in the Transaction Documents, delivered upon the surrender for exchange of Company Stock in accordance with the terms hereof and shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock, Company Stock Options and Warrants (as applicable).
(e)Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the receipt by the Paying Agent of a Letter of Transmittal and other documents as the Paying Agent or Parent may reasonably request, the Paying Agent shall deliver to the holder of such Certificate in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration in respect of the shares represented by such Certificate in accordance with the terms and conditions of this Agreement. The Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Paying Agent an indemnity and/or undertaking as reasonably required for the benefit of the Paying Agent as indemnity against any claim that may be made against the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.
Section 1. 7Working Capital Adjustment.
(a)No later than three (3) Business Days before the Closing Date, the Company shall prepare and deliver to Parent (a) a consolidated balance sheet of the Company, prepared in accordance with GAAP and the procedures and example calculations set forth on Exhibit F, as of the close of business on the day prior to the Closing Date (the “Closing Balance Sheet”), and (b) a schedule setting forth the Company’s good faith estimate of the Working Capital (the “Estimated Working Capital”) of the Company on the close of business on the day prior to the Closing Date, as well as a calculation of the Estimated Closing Date Indebtedness, the Estimated Cash and Cash Equivalents

and the Estimated Selling Transaction Expenses, each in accordance GAAP and the procedures and example calculations set forth on Exhibit F. The Closing Cash Payment shall be increased or reduced, as the case may be, dollar for dollar, to the extent that the Estimated Working Capital is less or more, as the case may be, than the Target Working Capital.
(b)Within sixty (60) days after the Closing Date, Parent shall (i) review and analyze the components of the Closing Balance Sheet and the Estimated Working Capital and prepare detailed statements (the “Actual Working Capital Statements”) of its calculation of the Working Capital of the Company as of the Closing Date (the “Actual Working Capital”), together with its calculations of the Final Closing Date Indebtedness, the Final Cash and Cash Equivalents and the Final Selling Transaction Expenses, each in accordance with GAAP and the procedures and example calculations set forth on Exhibit F, and (ii) deliver the same to the Stockholders’ Representative. The Stockholders’ Representative shall have a thirty (30)-day period to review the Actual Working Capital Statements and Actual Working Capital and the calculations of the Final Closing Date Indebtedness, the Final Cash and Cash Equivalents and the Final Selling Transaction Expenses delivered by Parent. During such period if the Stockholders’ Representative requests, Parent shall make its work papers available to the Stockholders’ Representative and its professional advisers and make itself reasonably available to the Stockholders’ Representative and its professional advisers.
(c)If the Stockholders’ Representative disputes Parent’s calculation of the Actual Working Capital, the Final Closing Date Indebtedness, the Final Cash and Cash Equivalents and/or the Final Selling Transaction Expenses, the Stockholders’ Representative shall deliver a written notice (“Working Capital Dispute Notice”) to Parent within thirty (30) days of the delivery of Parent’s calculation. The Stockholders’ Representative shall set forth in detail in the Working Capital Dispute Notice the basis for any disagreement with Parent’s calculation of the Actual Working Capital, the Final Closing Date Indebtedness, the Final Cash and Cash Equivalents and/or the Final Selling Transaction Expenses. If the Stockholders’ Representative fails to deliver the Working Capital Dispute Notice within the allotted time period, the Stockholders’ Representative shall be deemed to have agreed to the given calculations delivered by Parent, which calculations shall be final, conclusive and binding upon the Parties. If the Stockholders’ Representative disputes the calculation of the Actual Working Capital, the Final Closing Date Indebtedness, the Final Cash and Cash Equivalents and/or the Final Selling Transaction Expenses within the allotted time period, the Parties in good faith will attempt to jointly resolve any dispute during the thirty (30)-day period following the delivery of the Working Capital Dispute Notice. If Parent and the Stockholders’ Representative resolve their dispute and agree upon the calculation of the Actual Working Capital, the Final Closing Date Indebtedness, the Final Cash and Cash Equivalents and/or the Final Selling Transaction Expenses they shall memorialize their agreement in writing and such mutually agreed upon figure shall be final, conclusive and binding upon all of the Parties.
(d)If Parent and the Stockholders’ Representative do not resolve the dispute to their mutual satisfaction, Parent and the Stockholders’ Representative shall engage the Independent Accountant to determine the appropriate amount of Working Capital as of the Closing Date consistent with this Agreement and the Final Closing Date Indebtedness, the Final Cash and Cash Equivalents and/or the Final Selling Transaction Expenses. The Independent Accountant shall consider only those items and amounts in the Working Capital as of the Closing Date consistent with this Agreement and the Final Closing Date Indebtedness, the Final Cash and Cash Equivalents and/or the Final Selling Transaction Expenses which Parent and the Stockholders’ Representative are unable to resolve and shall not make any other determination. The Independent Accountant shall act as an arbitrator and not as an expert to determine any disputed items based solely on the provisions of this Agreement and the submissions of Parent and the Stockholders’ Representative, and shall not conduct an independent review of the Company’s financial statements. In no event may the Independent Accountant assign a value to any item greater than the greatest value for such item claimed by either Parent or the Stockholders’ Representative or less than the smallest value for such item claimed by either Parent or the Stockholders’ Representative. The fees and expenses (including any retainer) of the Independent Accountant will be borne by the Parent or the Stockholders based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Stockholders’ Representative’s position, 60% of the costs of its review would be borne by Parent, and 40% of the costs would be borne by the Securityholders. Any retainer charged by the Independent Accountant prior to such allocation shall be paid 50% by the Parent and 50% by the Stockholders’ Representative (solely on behalf of the Securityholders), with any amounts of such retainer to be reimbursed (or offset against amounts owed to, as applicable) by each Party in accordance with the final allocation of the fees and expenses as determined in the immediately preceding two sentences. Parent and the Securityholders shall request that the Independent Accountant waive any requirement to pay a retainer prior to the final allocation of the fees and expenses of the Independent Accountant. Each of Parent and the Stockholders’ Representative shall provide the Independent Accountant such of their respective work papers as may be requested by the Independent Accountant. The Independent Accountant shall be requested to complete its engagement within forty-five (45) days of being retained by Parent and the Stockholders’ Representative. The determination of the Independent Accountant shall be final, binding and conclusive upon the Parties.
(e)Upon the final, conclusive and binding determination of the Actual Working Capital, the Final Closing Date Indebtedness, the Final Cash and Cash Equivalents and the Final Selling Transaction Expenses in accordance with this Section 1.7 in accordance with GAAP and the procedures and example calculations set forth on Exhibit F, the Merger Consideration shall be (i) (A) reduced by the amount, if any, by which the Final Closing Date Indebtedness exceeds the Estimated Closing Date Indebtedness, or (B) increased by the amount, if any, by which the Estimated Closing Date Indebtedness exceeds the Final Closing Date Indebtedness, (ii) (A) reduced by the amount, if any, by which the Estimated Cash and Cash Equivalents exceeds the Final Cash and Cash Equivalents, or (B) increased by the amount, if any, by which the Final Cash and Cash Equivalents exceeds the Estimated Cash and Cash Equivalents, (iii) (A) reduced by the amount, if any, by which the Final Selling Transaction Expenses exceeds the Estimated Selling Transaction Expenses, or (B) increased by the amount, if any, by which the Estimated Selling Transaction Expenses exceeds the Final Selling Transaction Expenses and (iv) (A) reduced by the amount, if any, by which the Estimated Working Capital exceeds the Final Working Capital, or (B) increased by the amount, if any, by which Final Working Capital exceeds Estimated Working Capital. The net amount of the reduction in or increase in the Merger Consideration resulting from the reductions and increases referred to in the preceding sentence is hereafter referred to as the “Post-Closing Reduction” and “Post-Closing Addition,” respectively. After the Closing Balance Sheet and the calculation of the Final Working Capital, Final Closing Date Indebtedness, Final Cash and Cash Equivalents, and Final Selling Transaction Expenses become final and binding upon the Parties in accordance with the provisions of this Section 1.7, then, within ten (10) Business Days following such calculation: (i) if any Post-Closing Reduction is required, Parent shall reduce the amount of the next Deferred Payment by such Post-Closing Reduction; and (ii) if any Post-Closing Addition is required, Parent shall increase the amount of the next Deferred Payment by such Post-Closing Addition; provided that the amount of any such Post-Closing Addition shall be paid in cash, notwithstanding Parent’s right to make such Deferred Payment in Parent Common Stock. The Deferred Payment adjusted for such Post-Closing Reduction or Addition will be delivered by wire transfer to the Paying Agent for payment to the holders of Company Stock consistent with Section 1.5(a) and the Closing Payment Schedule at the time the Deferred Payment is due by Parent.
Section 1. 8Tax Withholding. Parent and the Paying Agent shall be entitled to withhold Taxes on payments made pursuant to this Agreement in accordance with applicable Law, and the recipient of any such payment shall be deemed to have received any amount withheld with respect to such payment pursuant to this Section 1.8. In the event Parent or Paying Agent withholds any amount pursuant to this Section 1.8, such amount shall be promptly remitted to the appropriate Governmental Entity and Parent or Paying Agent, as applicable, shall deliver to the party from whom any such amount is withheld a duly completed and executed Form 1099 in a reasonable amount of time after such Form 1099 is released by the IRS for 2017. Each Securityholder shall deliver to the Paying Agent promptly following the date hereof and prior to the Closing Date and at any time thereafter upon request therefor, a duly completed and executed Form W-9 for such Securityholder certifying that such Securityholder is not subject to backup withholding and such other evidence, reasonably satisfactory to the Paying Agent of the absence of any obligation to withhold Taxes on payments made to such Securityholder pursuant to this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS
Except as set forth in the Company’s disclosure schedule provided herewith (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable section, as follows:

Section 2. 1Corporate Organization, Etc. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation set forth on Section 2.1 of the Company Disclosure Schedule and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. The Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the organizational and governing documents of the Company as presently in effect have been heretofore made available to Parent. The Company is not in violation of any term or provision of its organizational or governing documents.
Section 2. 2Capitalization.
(a)The authorized shares of capital stock of the Company are as set forth in Section 2.2(a) of the Company Disclosure Schedule. The outstanding shares of Company Common Stock, Company Preferred Stock and the beneficial and record owners thereof are as set forth in Section 2.2(a) of the Company Disclosure Schedule. All outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable U.S. state and federal securities Laws.
(b)Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no outstanding (i) securities convertible into or exchangeable for capital stock of the Company, (ii) options, warrants or other rights to purchase or subscribe for capital stock of the Company, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound. Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, stockholders’ agreements or other similar instruments restricting or relating to the rights of any of the holders of shares of Company Common Stock and Company Preferred Stock to vote, transfer or receive dividends with respect to any shares of Company Common Stock and Company Preferred Stock or with respect to the management or control of the Company. The Closing Payment Schedule accurately reflects, as of the date of its delivery, the portion of the Closing Merger Consideration payable to each Securityholder and except for those Persons on the Closing Payment Schedule listed as receiving a portion of the Merger Consideration, no other Person is entitled to any Merger Consideration pursuant to the Contemplated Transactions.
Section 2. 3Company Subsidiaries. The Company has no subsidiaries and does not own any equity interest in any other Person.
Section 2. 4Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. Assuming receipt of the Required Stockholder Approvals, the execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate or other action on the part of the Company and no other corporate or other proceedings on the part of the Company are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Principles”).
Section 2. 5Consents and Approvals; No Violations. Except as set forth in Section 2.5 of the Company Disclosure Schedule, none of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated

Transactions by the Company will, (a) violate any provision of the organizational or governing documents of the Company, (b) except as would not have a Company Material Adverse Effect, require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, (c) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of the Company pursuant to, any of the terms, conditions or provisions of any Material Contract, or, (d) except as would not have a Company Material Adverse Effect, violate any Law of any Governmental Entity applicable to the Company or by which the Company or any of its properties or assets is bound.
Section 2. 6Financial Statements.
(a)The Company has previously delivered or made available to Parent true and complete copies of the following: (i) the audited balance sheets of the Company as of December 31, 2016 and December 31, 2017 and the audited statements of income, stockholders’ equity (deficit) and cash flows of the Company for the year ended December 31, 2016 and December 31, 2017 (including, in each case, any notes and schedules thereto) (collectively, the “Company Audited Financials”), and (ii) the unaudited balance sheets of the Company as of May 31, 2018 (the “Interim Balance Sheet Date”) and the unaudited statements of income of the Company for the quarterly period then ended (collectively, the “Company Unaudited Financials” and, together with the Company Audited Financials, the “Company Financials”). Each of the Company Financials (A) has been prepared from, and is in accordance with, the books and records of the Company, (B) was prepared in all material respects in accordance with United States generally accepted accounting principles applied a basis consistent with past practices of the Company (“GAAP”) throughout the periods indicated (except, in the case of the Company Unaudited Financials, for the absence of footnotes, statements of stockholders’ equity (deficit) and cash flows, and normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)), and (C) fairly presents in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of the Company as of the respective dates thereof and for the respective periods indicated therein (except that the Company Unaudited Financials may not contain footnotes, statements of stockholders’ equity (deficit) and cash flows and are subject to normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)).
(b)Except as set forth in Section 2.6 of the Company Disclosure Schedule, the Company has no material weaknesses in its internal controls over financial reporting.
Section 2. 7No Undisclosed Liabilities.
(a)The Company has no liabilities, indebtedness or obligations of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, other than liabilities (i) identified in the Company Financials and the notes thereto, (ii) incurred by the Company in the ordinary course of business since December 31, 2017, and (iii) the liabilities set forth on Section 2.7 of the Company Disclosure Schedule.
(b)Section 2.7(b) of the Company Disclosure Schedule sets forth all indebtedness of the Company for borrowed money as of the date of this Agreement.
Section 2. 8Absence of Certain Changes. Since December 31, 2017, the Company has conducted its business in the ordinary course of business in all material respects and there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the generality of the foregoing, except for changes in the ordinary course of business or which would not reasonably be expected to have a material and adverse impact on the Company, since December 31, 2017, except as set forth on Section 2.8 of the Company Disclosure Schedule, the Company has not: (a) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any Company Common Stock and Company Preferred Stock, or redeemed or otherwise acquired any shares of Company Common Stock and Company Preferred Stock, (b) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (c) Transferred or entered into a Contract to Transfer any of its material properties or assets, other than this Agreement, (d) created any Encumbrance (other than Permitted Encumbrances ) on any of its properties or assets, (e) materially increased in any manner the rate or terms of compensation of any of its directors, Officers or employees except for any increases for employees (other than the Officers) made in the ordinary course of business, (f) paid or agreed to pay any pension, retirement allowance or other material employee benefit not required by any existing Benefit Plan or Employee Arrangement, (g) entered into or amended any employment, bonus, severance or retirement Contract other than with employees (other than the Officers) in the ordinary course of business or as required by applicable Law, (h) made or revoked any election relating to Taxes, (i) changed any methods of reporting income or deductions for federal income tax purposes, (j) made any capital expenditures, individually or in the aggregate, in excess of $25,000, (k) suffered any damage, destruction or loss (whether or not covered by insurance) to any of its material assets, (l) had any Officer or key employee resign or terminate employment, (m) acquired, sold, leased or disposed of any material assets outside the ordinary course of business or (n) settled or compromised any pending or threatened suit, action, proceeding or, other than in the ordinary course of business, claim.
Section 2. 9Compliance with Law. The Company is, and has been since December 31, 2016, in compliance in all material respects with all Laws applicable to it or any of its businesses, properties or assets, including, but not limited to, the FTC Endorsement Guidelines. Neither the Company nor the Stockholders nor any Officer, director or employee of the Company, in such capacity, has received written notice from any Governmental Entity or is charged or, to the Knowledge of the Company, threatened with or under investigation with respect to, any violation of any provision of any applicable Law. None of the representations and warranties contained in this Section 2.9 shall be deemed to relate to the Company’s title to or matters relating to tax matters (which are governed by Section 2.13), environmental matters (which are governed by Section 2.17), employee benefits matters (which are governed by Section 2.19), or the Company’s compliance with regulatory and marketing matters (which are governed by Section 2.21), which sections shall serve as the sole and exclusive representations and warranties regarding their respective subject matters.
Section 2. 10Material Contracts.
(a)Section 2.10(a) of the Company Disclosure Schedule sets forth a list of each of the following Contracts to which it is a party or by which it or any of its properties or assets is bound: (i) any employment Contract or other Contract for services that is not terminable at will without liability for any penalty or severance payment, (ii) any Contract other than those described in clause (i) involving annual payments or receipts by the Company of $25,000 or more with respect to any such Contract, (iii) any Contract with each of the Company’s twenty-five (25) largest customers and twenty-five (25) largest suppliers (for the avoidance of doubt, which supplier Contracts shall not include contracts between the Company and its clients for the provision of influencer services or leases of real property), which largest customers and suppliers shall be determined using revenues/payments by the Company during the year ended December 31, 2017 (respectively, the “Major Customers” and the “Major Suppliers” and, collectively, the “Major Customers and Suppliers”), (iv) any Contract containing an exclusivity provision that restricts the Company’s business or any Contract limiting any of their freedom to compete in any line of business, in any geographic area or with any Person, (v) any Contract providing for the borrowing or lending of money or any guarantee in an amount exceeding $25,000, (vi) any joint venture agreement (collectively, the “Material Contracts”), and (vii) any other Contract that is material to the business of the Company. For purposes of the foregoing representation, disclosure shall only be required of Contracts which involve annual payments or receipts by the Company of $25,000 or more with respect to any such Contract. The Company has made available to Parent true, correct and complete copies of all Material Contracts in its possession.
(b)Each of the Material Contracts constitutes the valid, legally binding and enforceable obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. Each Material Contract is in full force and effect.
(c)Except as set forth in Section 2.10(c) of the Company Disclosure Schedule, the Company is not in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute such a breach or default by the Company or permit termination, modification or acceleration, of or under any of the Material Contracts and, to the Knowledge of the Company, no other party to any of the Material Contracts is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute such a breach or default by such party, of or under any of the Material Contracts. The Company has not received written notice or a claim in writing against the Company by any party to a Material Contract in respect of any breach or default thereunder.
(d)Except as set forth in Section 2.10(d) of the Company Disclosure Schedule, the Company has not received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of the Company, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided to it under, any such Material Contract.
Section 2. 11Permits. The Company has all material permits, licenses, certificates of authority and other authorizations from all Governmental Entities necessary for the conduct of its business as presently conducted (the “Permits”) and is in compliance in all material respects with the terms of its Permits. All such Permits are in full force and effect, except to the extent reasonably not expected to have a Company Material Adverse Effect, and the Company has not received written notice of any event, inquiry or proceeding that is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any Permit.
Section 2. 12Litigation. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its properties by or before any Governmental Entity. The Company is not subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity. There is no action, suit, Proceeding or investigation pending or, to Knowledge of the Company, threatened against any current or former officer, director, employee or consultant of the Company in his or her capacity as such.
Section 2. 13Taxes. Except as set forth in Section 2.13 of the Company Disclosure Schedule:
(a)The Company has:
(i)duly and timely filed, or caused to be filed, in accordance with applicable Law, all material Company Tax Returns, each of which is true, correct and complete in all material respects,
(ii)duly and timely paid in full, or caused to be paid in full, all Company Taxes reflected on such Company Tax Returns, and
(iii)properly accrued in accordance with GAAP on its books and records a provision for the payment of all Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Tax period (or portion thereof) ending on or before the Closing Date.
(b)No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.
(c)No Company Tax Return has been filed, and no Company Tax has been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income tax return). There is no circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other Contract or by operation of Law) under which the Company is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale or asset of, or any activity conducted by, any other Person.
(d)The Company has complied in all material respects with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).
(e)There is no Encumbrance (other than Permitted Encumbrances) for any Tax upon any asset or property of the Company, except for any statutory lien for any Tax not yet due.
(f)No audit, action, assessment, examination, hearing, inquiry or investigation is pending or, to the Knowledge of the Company, threatened with regard to the Company, any Company Tax or any Company Tax Return.
(g)The statute of limitations for the assessment of any Company Tax has not been extended or waived.

(h)No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or threatened in writing to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.
(i)The Company has no “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable Law.
(j)No asset of the Company is required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions).
(k)The Company is not or will not be required to include any item of income in federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction, or any prepaid amount.
(l)The Company is not or has not been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
(m)The Company has not distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(n)The Company is not or has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).
(o)No election under Code Section 338 or any similar provision of applicable Law has been made or required to be made by or with respect to the Company.
(p)The Company has never owned an interest in a subsidiary treated as a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B).
(q)The Company does not own or has not owned an interest in any entity that is a “passive foreign investment company” within the meaning of Code Section 1297.
(r)The Company has not had any items of income that could constitute subpart F income within the meaning of Code Section 952.
(s)The representations in this Section 2.13 and Section 2.19 are the sole and exclusive representations and warranties of the Company and the Stockholders concerning Tax matters and refer only to the past activities of the Company and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any Tax periods beginning after, or Tax positions taken after, the Closing Date.
Section 2. 14Title to Properties; Sufficiency of Assets.
(a)Except as set forth in Section 2.14 of the Company Disclosure Schedule, the Company has good, valid and marketable title to, or a valid leasehold or contractual interest in, all of the assets and properties (real and personal) which it owns or leases, and such assets and properties are owned or leased by it free and clear of all Encumbrances except for Real Estate Encumbrances. Section 2.14 of the Company Disclosure Schedule contains a complete and correct list of all real property leased and/or subleased by the Company. The Company does not own or has never owned any real property. True and correct copies of all lease agreements and sublease agreements, including all amendments and modifications thereto, for all leased real property (the “Leases”) have been made available to Parent. All rents currently due under the Leases have been paid. The Company enjoys possession of its leased real properties in accordance with the terms of the Leases and is in compliance in all material respects with the terms of the Leases, and all Leases are in full force and effect according to the terms of the respective Leases. Each Lease constitutes the valid, legally binding and enforceable obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. No party to any Lease has given written notice to the Company or made a claim in writing against the Company in respect of any breach or default thereunder that has not been cured.

(b)All tangible personal property owned or leased by the Company is in sufficient operating condition and repair, ordinary wear and tear excepted, and subject to routine maintenance, and is suitable for the uses for which it is being used. The Company’s assets and properties (real, personal and intangible) include all material tangible and intangible assets, properties and rights necessary to conduct its business following the Closing Date in substantially the same manner as currently conducted.
Section 2. 15Intellectual Property.
(a)Section 2.15(a) of the Company Disclosure Schedule identifies all Intellectual Property used in the business of the Company that is licensed by the Company from a third party, other than (i) widely available, commercial off-the-shelf third-party Software licensed to the Company on a non-exclusive basis, (ii) Intellectual Property licensed to the Company under a license requiring payments by Company of less than $25,000 per year, or (iii) any open source Software licensed to the Company (collectively, (i), (ii) and (iii) are referred to as the “Licensed Intellectual Property”). Each of the licenses to which the Company is a party related to the Licensed Intellectual Property constitutes the valid, legally binding and enforceable obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. The Company is not, and, to the Knowledge of the Company, no other party thereto is, in breach or default in any material respect of any such license or sublicense relating to any Licensed Intellectual Property, and each such license and sublicense is in full force and effect.
(b)All Intellectual Property owned by the Company is referred to as the “Owned Intellectual Property” and, together with the Licensed Intellectual Property, the “Company Intellectual Property.” Section 2.15(b) of the Company Disclosure Schedule identifies all of the following Owned Intellectual Property: (i) Patents and applications therefor, the number, issue date, title and priority information for each country in which any such Patent has been issued, or the application number, date of filing, title and priority information for each country in which any such Patent application is pending; (ii) registered Trademarks (excluding Internet domain names) and applications for, the registration of Trademarks, the registration number and registration date, or the application number and application date related thereto (and, if applicable, the class of goods or the description of the goods or services covered thereby), and the countries of filing; (iii) registered Copyrights and applications for registration of Copyrights, the registration number and registration date, or the application number and application date, related thereto, and the countries of filing; (iv) registered Internet domain names and (v) Social Media Accounts. All of the registrations which are set forth in Section 2.15(b) of the Company Disclosure Schedule are valid and in full force and effect and all of the applications which are set forth in Section 2.15(b) of the Company Disclosure Schedule are valid and subsisting. All filings for the Owned Intellectual Property are in good standing and all assignments and licenses with respect thereto which are subject to recordation have been properly recorded.
(c)The Company owns and has good and valid title to the Owned Intellectual Property owned by it, and possesses legally enforceable rights to use the Licensed Intellectual Property licensed by it, in each case free and clear of all Encumbrances other than Permitted Encumbrances. The Company Intellectual Property, together with all other Intellectual Property licensed by the Company from a third party, constitutes all the Intellectual Property necessary to enable the Company to conduct its business as such business is currently being conducted without any known infringement, misappropriation, or unlawful use by the Company of any Intellectual Property owned by any third party. None of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company will result in the release or disclosure of any Company Intellectual Property not already released or disclosed, or in the grant, assignment or transfer to any other Person of any license or other right to any Company Intellectual Property, or in the termination or modification of (or right to terminate or modify) any Company Intellectual Property.
(d)Section 2.15(d) of the Company Disclosure Schedule identifies each Contract pursuant to which any Person has been granted any license by the Company under, or otherwise has received or acquired from, the Company any right (whether or not currently exercisable) or interest in, including the right to use, any Owned Intellectual Property, other than license, subscription, and service agreements entered into with customers in the ordinary course of business.

(e)The Company has taken commercially reasonable steps to maintain the confidentiality of its confidential or proprietary Company Intellectual Property and to protect the full value of the Owned Intellectual Property.
(f)No current or former Stockholder, officer, director, consultant, employee or vendor of the Company has any valid ownership claim, ownership right (whether or not currently exercisable) or ownership interest in or to any Owned Intellectual Property. The Company has entered into assignments or work for hire agreements with anyone who performed material services for the Company who was not an employee working within the scope of his or her employment.
(g)To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Owned Intellectual Property by any third party, including any current or former employee of the Company.
(h)The Company has not received any notice or other communication in the five (5) years preceding Closing (in writing or, to the Knowledge of the Company otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use by the Company of, and, to the Knowledge of the Company, the Company is not infringing, misappropriating or making unlawful use of, any Intellectual Property owned by any third party. There are no actions, suits or proceedings that are pending or, to the Knowledge of the Company, threatened against the Company with respect to any infringement, misappropriation or unlawful use by the Company of any Intellectual Property owned by any third party.
(i)A complete list of the proprietary software of the Company is set forth in Section 2.15(i) of the Company Disclosure Schedule.
Section 2. 16Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance, in such amounts, with such deductibles, covering against such risks and losses and with such reputable insurers, as are customary for businesses of a type and size, and with assets and properties, comparable to those of the business of the Company as currently conducted. Set forth in Section 2.16 of the Company Disclosure Schedule is a listing of each insurance policy maintained by the Company and a description of all material claims under any insurance policy maintained by the Company at any time during the past three years. All such policies are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There are no pending claims under any of such policies.
Section 2. 17Environmental Matters.
(a)There are no environmental conditions, including, without limitation, the presence or release of any Hazardous Materials, on any property currently or formerly leased by the Company or any of its predecessors (i) relating to, arising out of, or resulting from any failure to comply with any applicable Environmental Law or Environmental Permit or from a release or threatened release of any Hazardous Materials or (ii) which require cleanup or remediation pursuant to any Environmental Law.
(b)The Company has no material liability under any Environmental Law nor is it responsible for any material liability of any other Person under any Environmental Law, whether by Contract, by operation of law or otherwise
(c)The Company has not received any written information request, written notice or other written communication from a Governmental Entity, and there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company, relating to any violation, or alleged violation of, or liability under, any Environmental Law or relating to any Hazardous Materials or Environmental Permit, including, without limitation, (i) any claim by a Governmental Entity for enforcement, investigation, cleanup, removal, response, corrective, remedial, monitoring, or other action, damages, fines or penalties pursuant to any Environmental Law, and (ii) any claim by any one or more Persons seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief resulting from or relating to a release of any Hazardous Materials or alleged injury or threat of injury to health, safety, property, natural resources or the environment.
(d)The Company has made available to Parent true, complete and correct copies of all material records and files, environmental audits, reports, and other material environmental documents, studies, analysis, tests and monitoring which are in its possession or control concerning the existence of any Hazardous Materials or any other environmental concern at any property currently or formerly owned, operated or leased by the Company or concerning compliance by the Company with, or liability under, any Environmental Law.
(e)For purposes of this Section 2.17, the following terms shall have the following meanings:
(i)“Environmental Laws” means all foreign, federal, state and local Laws of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials, or (B) the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment.
(ii)“Hazardous Materials” means (A) petroleum and petroleum products, radioactive materials and friable asbestos; and (B) chemicals and other materials and substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any Environmental Law.
(f)This Section 2.17 contains the sole and exclusive representations and warranties of the Company with respect to matters concerning Environmental Laws or any other environmental matters.
Section 2. 18Employee and Labor Matters.
(a)The Company is not a party to any collective bargaining or other labor union Contract applicable to Persons employed by it, no collective bargaining agreement is being negotiated by the Company, and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the employees of the Company. Except as set forth in Section 2.18(a) of the Company Disclosure Schedule, (a) the Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, unemployment and other Taxes, and terms and conditions of employment, (b) there are no charges with respect to or relating to the Company, or to the Knowledge of the Company, threatened by or before any Governmental Entity responsible for the prevention of unlawful or discriminatory employment practices or unfair labor practices, and (c) there is no strike, work stoppage, work slowdown, lockout, picketing, concerted refusal to work overtime, or other similar labor activity pending or, to the Knowledge of the Company, threatened against or involving the Company within the last three (3) years. All sums due for employee, consultant and independent contractor compensation and benefits, including pension and severance benefits. Except to the extent a failure to correctly characterize or treat would not result in material liability to the Company, all individuals characterized and treated by the Company as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. Except to the extent a failure to correctly classify would not result in material liability to the Company, all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.
(b)Section 2.18(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all current directors, Officers and employees of the Company. The Company has made available to Parent a true, complete and correct list of the following (if applicable) for each current employee, consultant and contractor of the Company: (i) base salary or pay rate; (ii) any bonus obligations; (iii) immigration status; (iv) hire date; and (v) time-off balance.
Section 2. 19Employee Plans.
(a)Section 2.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of:
(i)all “employee benefit plans,” as defined in ERISA Section 3(3), with respect to which the Company has any obligation or liability, contingent or otherwise (the “Benefit Plans”); and
(ii)all employment, consulting, termination, profit sharing, severance, change of control, individual compensation and indemnification agreements, and all bonus and other incentive compensation, deferred compensation, salary continuation, disability, stock award, stock option, stock purchase, educational assistance, legal assistance, club membership, employee discount, employee loan and vacation agreements, policies and arrangements under which the Company has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of the Company (the “Employee Arrangements”).
(b)In respect of each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent:  (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination, opinion or notification letter; and (v) each written Employee Arrangement, and all amendments thereto.
(c)None of the Benefit Plans or Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit pension plan or is a multiemployer plan described in ERISA Section 3(37), and the Company has no obligation or liability, contingent or otherwise, in respect of any such plans.
(d)Each Benefit Plan and its related trust that is intended to qualify under Code Sections 401(a) and 501(a), respectively, has either received a favorable determination, opinion or notification letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of such Benefit Plan.
(e)All contributions and other payments required to have been made by the Company to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made. With respect to each PEO Plan, the Company (i) has timely paid all premiums and made all required contributions to such PEO Plan, (ii) has no obligations or liability to any such PEO Plans other than the obligation to pay premiums or to make contributions on behalf of its employees as set forth in the PEO Agreement, and (iii) has no liability associated with any PEO Plan’s sponsorship, administration or failure to comply with applicable Laws.
(f)The Benefit Plans, Employee Arrangements and, to the Company’s Knowledge, the PEO Plans have been maintained and administered in material compliance with their terms and applicable Laws.
(g)There are no pending or, to the Knowledge of the Company, threatened actions, claims, suits or Proceedings against or relating to any Benefit Plan, Employee Arrangement or, to the Company’s Knowledge, the PEO Plans (other than routine benefit claims by persons entitled to benefits thereunder) and there are no facts or circumstances which could reasonably be expected to form the basis for any of the foregoing.
(h)The Company has no obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former directors, employees, consultants or contractors except (i) as may be required under Part 6 of Title I of ERISA, (ii) a medical expense reimbursement account plan pursuant to Code Section 125, or (iii) through the last day of the calendar month in which the participant terminates employment.
(i)Except as set forth on Section 2.19(i) of the Company Disclosure Schedule, neither the execution and delivery of any of the Transaction Documents nor the consummation of any of the Contemplated Transactions will (i) result in any payment becoming due to any current or former director, officer, employee, consultant or contractor of the Company, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits (except as may be required by the partial or full termination of any Benefit Plan intended to be qualified under Code Section 401(a)). No Benefit Plan or Employee Arrangement in effect immediately prior to the Closing Date would result, individually or in the aggregate (including as a result of this Agreement, any of the Transaction Documents or any of the Contemplated Transactions), in the payment of any “excess parachute payment” within the meaning of Code Section 280G.
(j)No Benefit Plan or Employee Arrangement is a non-qualified deferred compensation plan or arrangement subject to Code Section 409A.
(k)This Section 2.19 contains the sole and exclusive representations and warranties of the Company concerning employee benefit matters.

Section 2. 20Privacy; Data Breaches. The Company has complied at all times in all material respects with all Company Privacy Policies and applicable Laws pertaining to the privacy and/or security of Personal Data. Neither the execution, delivery or performance of this Agreement or any of the other Transaction Documents nor the consummation of any of the transactions contemplated hereby or thereby, violates any Company Privacy Policy or any applicable Law pertaining to the privacy and/or security of Personal Data, in any material respect. To the Knowledge of the Company, no breach or violation of any Company Privacy Policy related to any Company Data Databases has occurred or, to the Knowledge of the Company, is threatened. To the Knowledge of the Company, there has been no unauthorized or illegal use of or access to any of the Personal Data contained in any of the Company Data Databases.
Section 2. 21Regulatory and Marketing Matters.
(a)The Company has at all times marketed and distributed its services in all material respects in compliance with applicable Laws. None of the marketing and promotional materials used in the Company’s business, are or have been false or misleading and all such materials comply in all material respects with applicable FTC Endorsement Guidelines. The Company has timely submitted all required notices and petitions to Governmental Entities in connection with its marketing and promotional activities.
(b)The Company has not, in the last five (5) years, received any written notice of adverse finding, establishment inspection reports, warning letters, courtesy letters, untitled letters or any other correspondence or notice from the FTC or any other Governmental Entity that relates to the Company or any posts submitted by any influencers or on behalf of any advertisers while using Company’s services: (i) alleging or asserting noncompliance with any applicable Laws; or (ii) commencing, or threatening in writing to initiate, any action to enjoin, limit or challenge the distribution, marketing, advertising or promotion of any Company services.
(c)This Section 2.21 contains the sole and exclusive representations and warranties of the Company concerning marketing and distribution matters and its compliance with Laws applicable thereto.
Section 2. 22Brokers and Finders. Except for Mooreland Partners, neither of the Company nor any of its Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which Parent would be liable.
Section 2. 23Stockholder Vote Required. The affirmative votes of (a) the holders of at least 75% of the Company Preferred Stock (voting together as a single class) and (b) the holders of (i) a majority of the Junior Preferred Stock voting as a single class, (ii) at least 75% of the Series A-1 Preferred Stock, voting as a separate class, (iii) at least 58% of the Series B Preferred Stock, voting as a separate class, and (iv) at least 75% of the Series B-1 Preferred Stock, voting as a separate class (collectively, the “Required Stockholder Approvals”) are the only votes of the holders of such stock necessary to approve and adopt this Agreement and the Contemplated Transactions.
Section 2. 24Absence of Questionable Payments. None of the Company or, to the Knowledge of the Company, any director, Officer, employee, consultant or other Person acting on behalf of the Company has (a) used any corporate funds for unlawful contributions, payments, gifts or expenditures, (b) made any unlawful expenditures of corporate funds relating to political activity to government officials or others or (c) established or maintained any unlawful or unrecorded corporate funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable domestic or foreign Law. None of the Company or any director, Officer, employee, consultant or other Person acting on behalf of the Company has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any unlawful contributions, payments, gifts, expenditures, money or anything of value for the purpose or with the intent of (i) obtaining or maintaining business for the Company, (ii) facilitating the purchase or sale of any product or service, or (iii) avoiding the imposition of any fine or penalty.
Section 2. 25Books and Records.  The books of account and other books and records of the Company are complete and accurate in all material respects and have been maintained in accordance with sound business practice, applicable requirements of Law and GAAP consistently applied.
Section 2. 26Bank Accounts; Powers of Attorney. Section 2.26 of the Company Disclosure Schedule sets forth a true, complete and correct list showing: (a) all banks or other similar institutions in which the Company maintains a bank account or similar account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the type of account, account number and the names of all signatories thereof and, with respect to each such safe deposit box, if any, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from the Company, true, complete and correct copies of which have been made available to Parent.
Section 2. 27Customers and Suppliers. Except as set forth in Section 2.27 of the Company Disclosure Schedule, there are no material disputes between the Company, on the one hand, and any of the Major Customers and Suppliers, on the other hand, that relate to the operation of the business of the Company. Since December 31, 2017, except as set forth in Section 2.27 of the Company Disclosure Schedule, none of the Major Customers and Suppliers has terminated, cancelled, not renewed or materially reduced, or notified the Company in writing of its intention to terminate, cancel, not renew or materially reduce, its relationship with the Company.
Section 2. 28Accounts Receivable. Except as set forth in Section 2.28 of the Company Disclosure Schedule, all accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business, are valid and enforceable and, to the Company’s Knowledge, all such accounts receivable are collectible in the ordinary course of business consistent with the Company’s past practice and not subject to any claim or right of setoff (except as arising under applicable Law). Any allowances that the Company has established for doubtful accounts have been established on a basis consistent with its prior practice and in accordance with GAAP.
Section 2. 29Certain Transactions. Except as set forth on Section 2.29 of the Company Disclosure Schedule, none of the Stockholders, Officers or directors of the Company, or any of their respective Affiliates or any member of any such Person’s immediate family (for this purpose, “immediate family” means such Person’s spouse, parents, children and siblings), is presently a party to any Contract or transaction with the Company, including without limitation, any Contract (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services in the foregoing capacities) any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a Stockholder, officer, director, trustee or partner, and no such Person owns directly or indirectly any interest in (excluding passive investments in less than 1% of the shares of any company that lists its shares on a national securities exchange), or serves as an officer or director or in another similar capacity of, any competitor or customer of the Company or any organization that has a Material Contract with the Company.
Section 2. 30Information Statement. The Information Statement to be distributed by the Company to the Stockholders in connection with the solicitation of approval of, or consents or waivers with respect to, the Merger, this Agreement and the Contemplated Transactions will accurately describe, in all material respects, all matters (including the material terms of the Merger and this Agreement) necessary to allow Stockholders to make an informed decision of whether to accept the Merger Consideration and/or waive appraisal rights with respect to the Merger, as applicable. The Information Statement will not contain any untrue statement of material fact or omit to state any material fact necessary to make any the information presented therein, in light of the circumstances under which they are made, not misleading.
Section 2. 31No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE II and ARTICLE III (including AS MODIFIED BY the related portions of The company Disclosure Schedule) OR THE OTHER TRANSACTION DOCUMENTS, the securityholders AND THE COMPANY HEREBY SPECIFICALLY AND EXPRESSLY DISCLAIM AND DO NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) THE ASSETS OR LIABILITIES OF the COMPANY OR ANY OTHER MATTER RELATING TO THE CONTEMPLATED TRANSACTIONS; (B) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS of the company or its successors; (C) MERCHANTABILITY OR RELATING TO TITLE; (D) NON-INFRINGEMENT, POSSESSION, OR QUIET ENJOYMENT OR THE LIKE; (E) FITNESS FOR ANY PARTICULAR PURPOSE; (F) THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BUSINESS of the company or its SUCCESSORS; OR (G) ANY OTHER INFORMATION MADE AVAILABLE TO pARENT, MERGER SUB AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, BY OVERSIGHT OR OTHERWISE (ORALLY OR IN WRITING), WHETHER PURSUANT TO ANY PRESENTATION MADE BY OR ON BEHALF OF the securityholders AND THE COMPANY (INCLUDING THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES), PURSUANT TO ANY ELECTRONIC OR PHYSICAL DELIVERY OF

DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY OPINION, PROJECTION, STATEMENT, OR ADVICE), TO PARENT, Merger sub, and their respective AFFILIATES AND REPRESENTATIVES.
Section 2. 32Non-Reliance of the Company and the Securityholders. The Company acknowledges that it has conducted and completed its own investigation, analysis, and evaluation of Parent and Merger Sub, and that in making its decision to enter into this Agreement and to consummate the Contemplated Transactions it has relied solely on its own investigation, analysis, and evaluation of Parent and Merger Sub and (a) the representations and warranties expressly set forth in this Agreement and the other Transaction Documents and (b) Parent’s public filings with the SEC. The Company and the Securityholders each acknowledge and agree (for itself and on behalf of its Affiliates and Representatives) that, except for the representations and warranties expressly set forth in Article IV (as modified by the applicable sections of the Parent Disclosure Schedule) and the other Transaction Documents, and Parent’s public filings with the SEC, (a) neither Parent, Merger Sub, nor any of their respective Affiliates (or any Representative) makes, or has made, any representation or warranty relating to Parent, Merger Sub, or any of their assets, properties, businesses, or operations or otherwise in connection with this Agreement or the Contemplated Transactions, and neither the Company, the Securityholders, nor any of their respective Affiliates or Representatives has relied upon any representation or warranty except for those expressly set forth in Article IV (as modified by the applicable sections of the Parent Disclosure Schedule), in the other Transaction Documents, and in Parent’s public filings with the SEC, (b) no Person has been authorized by Parent, Merger Sub, or any of their respective Affiliates to make any representation or warranty relating to Parent, Merger Sub, or any of their assets, properties, businesses, or operations or otherwise in connection with this Agreement or the Contemplated Transactions, and if made, such representation or warranty must not be relied upon by the Company, the Securityholders or any of their respective Affiliates or Representatives as having been authorized by Parent, Merger Sub, or any of their Affiliates (or any other Person); and, (c) except to the extent set forth in any of the SEC Reports, any estimate, projection, prediction, data, financial information, memorandum, presentation, or any other materials or information provided or addressed to the Company, the Securityholders, or any of their respective Affiliates or Representatives, including any materials or information made available in connection with presentations by Parent or the Company’s management, are uncertain and are not and will not be deemed to be or include representations or warranties unless and to the extent any such materials or information are incorporated by reference in a representation or warranty set forth in Article IV (as modified by the applicable sections of the Parent Disclosure Schedule) or in the other Transaction Documents.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE DESIGNATED STOCKHOLDERS
Except as set forth in the Company Disclosure Schedule, each Designated Stockholder, as to itself, herself or himself only, hereby represents and warrants to Parent and Merger Sub, as of the date hereof, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable section, as follows:
Section 3. 1Ownership of Shares. Such Designated Stockholder owns the number of shares of Company Common Stock and Company Preferred Stock set forth next to such Stockholder’s name in Section 2.2 of the Company Disclosure Schedule free and clear of all Encumbrances other than Permitted Equity Encumbrances, and, as a result of the Merger, Parent will acquire good, valid and marketable title to such shares of Company Common Stock and Company Preferred Stock free and clear of all Encumbrances other than Permitted Equity Encumbrances, other than those that may be created or incurred by Parent. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Designated Stockholder has not granted any power of attorney with respect to any of the shares owned by such Designated Stockholder.
Section 3. 2Authority Relative to this Agreement. Such Designated Stockholder has all requisite right, power and authority to execute and deliver the Transaction Documents to which such Designated Stockholder is a party, to perform such Designated Stockholder’s obligations thereunder and to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which the Designated Stockholder is a party will be, duly and validly executed and delivered by such Designated Stockholder and, assuming this Agreement has been, and each of the other Transaction Documents to which the Designated Stockholder is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which the Designated Stockholder is a party will constitute, a legal, valid and binding obligation of such Designated Stockholder, enforceable against such Designated Stockholder in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles.
Section 3. 3Consents and Approvals; No Violations. None of the execution or delivery of any of the Transaction Documents by such Designated Stockholder, the performance by such Designated Stockholder of any of such Designated Stockholder’s obligations thereunder, or the consummation of any of the Contemplated Transactions by such Designated Stockholder will, (a) require the Designated Stockholder to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, (b) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of such Designated Stockholder pursuant to, any of the terms, conditions or provisions of any Contract to which such Designated Stockholder is a party or by which such Designated Stockholder or any of such Designated Stockholder’s properties or assets is bound, or (c) except as would not reasonably be expected to result in a Company Material Adverse Effect, violate any Law of any Governmental Entity applicable to such Designated Stockholder or by which such Designated Stockholder or any of such Designated Stockholder’s properties or assets is bound.
Section 3. 4Litigation. There is no action, suit or Proceeding pending or, to the Knowledge of such Designated Stockholder, threatened against such Designated Stockholder by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.
Section 3. 5Brokers and Finders. Such Designated Stockholder has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which Parent or the Company would be liable.
Section 3. 6Investment Representations.
(a)Offering Exemption. Such Designated Stockholder understands that the shares of Parent Common Stock to be acquired by such Stockholder pursuant to the Merger have not been registered under the Securities Act, nor qualified under any state securities Laws, and that such shares of Parent Common Stock are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations contained herein. Such Stockholder is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.
(b)Knowledge and Experience; Ability to Bear Economic Risks. Such Designated Stockholder has such knowledge and experience in financial and business matters that such Designated Stockholder is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and such Designated Stockholder is able to bear the economic risk of this investment in the shares of Parent Common Stock (including a complete loss of such Designated Stockholder’s investment).
(c)Limitations on Disposition.
(i)Such Designated Stockholder understands that the Designated Stockholder must bear the economic risk of such Designated Stockholder’s investment in the shares of Parent Common Stock indefinitely unless the shares of Parent Common Stock are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such shares of Parent Common Stock is qualified under applicable state securities Laws or an exemption from such qualification is available. Such Designated Stockholder further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow such Designated Stockholder to Transfer any or all of such Designated Stockholder’s interest in the shares of Parent Common Stock in the amounts or at the times such Designated Stockholder might propose.
(ii)Such Designated Stockholder acknowledges that he, she or it is aware of Rule 144 under the Securities Act (“Rule 144”) which permits limited public resales of “restricted securities” subject to the satisfaction of certain conditions. Such Designated Stockholder understands that under Rule 144, except as otherwise provided in paragraph (d) of that Rule, the conditions include, among other things: the availability of certain current public information about the issuer, certain holding periods and limitations on the amount of securities to be sold and the manner of sale. Such Designated Stockholder acknowledges that in the event all of the requirements of Rule 144 are not met, registration under the Securities Act, or an exemption from registration, will be required for any disposition of the Parent Common Stock. Such Designated Stockholder understands that, although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.
(d)Advisors. Such Designated Stockholder has consulted his, her or its own legal and tax advisors regarding the consequences of the transaction contemplated by this Agreement and acknowledges that he, she or it is not relying upon, nor has he, she or it received, any legal or tax advice from the Company, Parent, Merger Sub or their respective legal counsel or accountants.
(e)Investment Purpose. Such Designated Stockholder is acquiring such Stockholder’s interest in the shares of Parent Common Stock solely for such Designated Stockholder’s own account for investment and not with a view toward the resale, Transfer or distribution thereof, nor with any present intention of Transferring or distributing such Designated Stockholder’s interest in the shares of Parent Common Stock.
(f)Restrictive Legend. Such Designated Stockholder understands and acknowledges that the shares of Parent Common Stock are characterized as “restricted securities” under U.S. securities Laws and agrees to the imprinting, so long as required by Law, of the following legend on certificates representing such Designated Stockholder’s shares of Parent Common Stock:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in Parent’s disclosure schedule provided herewith (the “Parent Disclosure Schedule”), Parent and Merger Sub, severally but not jointly, each hereby represents and warrants to the Company, as of the date hereof, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable section, as follows:
Section 4. 1Corporate Organization, Etc. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of Nevada and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Each of Parent and Merger Sub is qualified to do business as a foreign corporation and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (if applicable) would not, individually or in the aggregate, have a Parent Material Adverse Effect. True and complete copies of the organizational and governing documents of Parent and Merger Sub as presently in effect have been heretofore made available to the Company. Neither Parent nor Merger Sub is in violation of any term or provision of its organizational or governing documents.
Section 4. 2Capitalization. The number of (a) authorized and (b) issued and outstanding, respectively, shares of capital stock of Parent are set forth in Section 4.2 of the Parent Disclosure Schedule. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable U.S. state and federal securities Laws. Except as set forth in Section 4.2 of the Parent Disclosure Schedule, there are no outstanding (i) securities convertible into or exchangeable for capital stock of Parent, (ii) options, warrants or other rights to purchase or subscribe for capital stock of Parent, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of Parent, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Parent is subject or bound.
Section 4. 3Authority Relative to this Agreement; Validity of Shares. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceedings on the part of Parent and Merger Sub are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of Parent, enforceable against it in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles. The shares of Parent Common Stock payable by Parent under this Agreement have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, issued free from preemptive rights, free and clear of all Encumbrances (other than those created or incurred by any Stockholder) and in compliance with applicable U.S. state and federal securities Laws.
Section 4. 4Consents and Approvals; No Violations. None of the execution or delivery of any of the Transaction Documents by Parent or Merger Sub, the performance by Parent and Merger Sub of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by Parent and Merger Sub will (a) violate any provision of the organizational or governing documents of Parent or Merger Sub, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except for such consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications which are listed in Section 4.4(b) of the Parent Disclosure Schedule (the “Parent Consents”), (c) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of Parent or Merger Sub pursuant to, any of the terms, conditions or provisions of any material Contract to which Parent is a party or by which Parent, Merger Sub or any of its properties or assets is bound, (d) except as would not have a Parent Material Adverse Effect, violate any Law of any Governmental Entity applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of its properties or assets is bound, or, (e) except as set forth on Section 4.4(e) of the Parent Disclosure Schedule require Parent or Merger Sub to obtain the approval of any holder(s) of any of its capital stock by Law, Parent’s or Merger Sub’s articles of incorporation or bylaws or otherwise in order for Parent or Merger Sub to consummate the Merger and the Contemplated Transactions.
Section 4. 5Litigation. There is no material action, suit, Proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties by or before any Governmental Entity. There is no action, suit or Proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions. Neither Parent nor Merger Sub is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity.

Section 4. 6Brokers and Finders. Neither Parent nor Merger Sub has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which any of the Company or the Stockholders would be liable.
Section 4. 7Sufficient Funds. Parent has sufficient funds to pay (or otherwise Parent Common Stock to issue, as applicable) the Closing Cash Payment, the Closing Stock Issuance and the Deferred Payments and to consummate the Contemplated Transactions.
Section 4. 8SEC Filings; Financial Statements.
(a)Parent has filed or furnished all forms, reports, statements and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since December 31, 2016 (such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “SEC Reports”). Each SEC Report (including any financial statements or schedules included therein) (i) as of its date of filing (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act or the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and (ii) as of its date of filing (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading.
(b)Each of the financial statements (including, in each case, any notes and schedules thereto) included or incorporated by reference in the SEC Reports fairly presents in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of Parent and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited interim statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and have been prepared in all material respects in accordance with the applicable rules and regulations promulgated by the SEC and GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.
(c)Except as set forth in Section 4.8 of the Parent Disclosure Schedule, Parent does not have any liabilities or obligations that have or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4. 9Absence of Certain Changes or Events. Except as set for the on Section 4.9 of the Parent Disclosure Schedule, since March 31, 2018, there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4. 10Non-Reliance of Parent and Merger Sub. Parent and Merger Sub each acknowledge (for itself and on behalf of its Affiliates and Representatives) that it has conducted and completed its own investigation, analysis, and evaluation of the Company, and that in making its decision to enter into this Agreement and to consummate the Contemplated Transactions it has relied solely on its own investigation, analysis, and evaluation of the Company and the representations and warranties expressly set forth in this Agreement and the other Transaction Documents. Parent and Merger Sub each acknowledge and agree (for itself and on behalf of its Affiliates and Representatives) that, except for the representations and warranties expressly set forth in Articles II and III (as modified by the applicable sections of the Company Disclosure Schedule) and the other Transaction Documents, (a) neither the Securityholders, the Company, nor any of their respective Affiliates (or any Representative) makes, or has made, any representation or warranty relating to the Securityholders, the Company, or any of their assets, properties, businesses, or operations or otherwise in connection with this Agreement or the Contemplated Transactions, and neither Parent, Merger Sub, nor any of their respective Affiliates or Representatives has relied upon any representation or warranty except for those expressly set forth in Articles II and III (as modified by the applicable sections of the Company Disclosure Schedule) and in the other Transaction Documents; (b) no Person has been authorized by the Securityholders, the Company, or any of their respective Affiliates to make any representation or warranty relating to the Securityholders, the Company, or any of their assets, properties, businesses, or operations or otherwise in connection with this Agreement or the Contemplated Transactions, and if made, such representation or warranty must not be relied upon by Parent, Merger

Sub or any of their respective Affiliates or Representatives as having been authorized by the Securityholders, the Company, or any of their Affiliates (or any other Person); and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation, or any other materials or information provided or addressed to Parent, Merger Sub, or any of their respective Affiliates or Representatives, including any materials or information made available in connection with presentations by Parent or the Company’s management, are uncertain and are not and will not be deemed to be or include representations or warranties unless and to the extent any such materials or information are incorporated by reference in a representation or warranty set forth in Articles II and III (as modified by the applicable sections of the Company Disclosure Schedule) or in the other Transaction Documents.
Section 4. 11No Other Representations and Warranties. Except for (I) the representations and warranties contained in this ARTICLE IV (including AS MODIFIED BY the related portions of The PARENT Disclosure Schedule) OR THE OTHER TRANSACTION DOCUMENTS and (II) the information contained in Parent’s sec reports, PARENT AND MERGER SUB HEREBY SPECIFICALLY AND EXPRESSLY DISCLAIM AND DO NOT MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (A) THE ASSETS OR LIABILITIES OF PARENT OR MERGER SUB OR ANY OTHER MATTER RELATING TO THE CONTEMPLATED TRANSACTIONS; (B) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS of the PARENT OR MERGER SUB or its successors; (C) MERCHANTABILITY OR RELATING TO TITLE; (D) NON-INFRINGEMENT, POSSESSION, OR QUIET ENJOYMENT OR THE LIKE; (E) FITNESS FOR ANY PARTICULAR PURPOSE; (F) THE VIABILITY OR LIKELIHOOD OF SUCCESS OF THE BUSINESS of the PARENT OR MERGER SUB or THEIR SUCCESSORS; OR (G) ANY OTHER INFORMATION MADE AVAILABLE TO THE COMPANY, THE SECURITYHOLDERS and their respective AFFILIATES AND REPRESENTATIVES IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, BY OVERSIGHT OR OTHERWISE (ORALLY OR IN WRITING), WHETHER PURSUANT TO ANY PRESENTATION MADE BY OR ON BEHALF OF PARENT (INCLUDING ITS AFFILIATES AND REPRESENTATIVES), PURSUANT TO ANY ELECTRONIC OR PHYSICAL DELIVERY OF DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY OPINION, PROJECTION, STATEMENT, OR ADVICE), TO THE COMPANY, THE SECURITYHOLDERS, and their respective AFFILIATES AND REPRESENTATIVES.

ARTICLE V
COVENANTS
Section 5. 1Conduct of the Business of the Company Pending the Closing. Except as otherwise expressly provided by this Agreement or with the prior written consent of Parent (which may not be unreasonably withheld, delayed or conditioned), during the period between the date of this Agreement and the Closing, the Company will conduct its business and operations in the ordinary and usual course of business, and in substantially the same manner as heretofore conducted, and use commercially reasonable efforts consistent therewith to preserve intact its properties, assets and business organization, to keep available the services of its officers, employees, consultants and contractors and to maintain its business relationships with customers, suppliers, distributors and others having commercially beneficial (to the Company) business relationships with it, unless expressly permitted or required by the terms of this Agreement or by applicable Law. Without limiting the generality of the foregoing, the Company will not, prior to the Closing, without the prior written consent of Parent (which may not be unreasonably withheld, delayed or conditioned):
(a)issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, any (i) additional shares of capital stock, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible or exchangeable securities, or (ii) other securities in respect of, in lieu of, or in substitution for, any shares of capital stock outstanding on the date hereof;
(b)split, combine or reclassify any shares of its capital stock;
(c)declare or pay any dividend or distribution to any Stockholder;
(d)redeem, purchase or otherwise acquire any outstanding shares of capital stock;
(e)propose or adopt any amendment to any of its organizational or governing documents;

(f)(i) incur or assume any long-term or short-term debt or issue any debt securities other than ordinary course use of the Company’s existing factoring facility; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) pledge or otherwise encumber shares of its capital stock; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrance (other than Permitted Encumbrances) thereupon;
(g)(i) materially increase in any manner the rate or terms of compensation or benefits of any of its directors, Officers, employees, consultants or contractors, except for increases to employees (other than Officers), consultants or contractors made in the ordinary course of business, (ii) except as set forth in Section 5.1(g)(ii) of the Company Disclosure Schedule, pay or agree to pay any pension, retirement allowance or other benefit not required or permitted by any existing Benefit Plan or Employee Arrangement to any director, officer, employee, consultant or contractor, whether past or present, or (iii) except as set forth on Section 5.1(g)(iii) of the Company Disclosure Schedule, as required by this Agreement, or as required by applicable Law, adopt, enter into, terminate or amend any Benefit Plan or Employee Arrangement, other than, with respect to Employee Arrangements, in the ordinary course of business;
(h)acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business;
(i)acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or entity or division thereof or any equity interest therein;
(j)settle or compromise any pending or threatened suit, action, Proceeding or, other than in the ordinary course of business, claim;
(k)fail to comply in any material respect with any Law or Permit applicable to it or any of its assets or allow any Permit to lapse;
(l)sell, dispose of, or permit to lapse, or, other than in the ordinary course of business, license, any rights to any material Intellectual Property;
(m)change any of its banking or safe deposit arrangements;
(n)fail to maintain its books, accounts and records in the ordinary course on a basis consistent with prior years or make any change in the accounting principles, methods or practices used by it;
(o)amend, modify, waive any material provision of or terminate any Material Contract or enter into any Contract which, if entered into prior to the date hereof, would have been a Material Contract, in each case other than in the ordinary course of business;
(p) except for any reasonable fees or costs directly associated with the Contemplated Transactions, make any capital expenditures (for equipment and related items) in excess of $15,000 in the aggregate;
(q)satisfy, discharge, waive or settle any liabilities, other than in the ordinary course of business;
(r)(i) fail to timely file any Tax Return that is due, (ii) file any amended Tax Return or claim for refund, (iii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (iv) make any material Tax election, or (v) settle or compromise any Tax liability; or
(s)take or agree in writing to take any of the actions described in this Section 5.1 or any action that would make any of the representations or warranties contained in this Agreement untrue, incomplete or incorrect in any material respect.
Section 5. 2Access to Information. From the date of this Agreement to the Closing, the Company will (a) give Parent and its authorized Representatives reasonable access to all personnel, books, records, offices and other facilities and properties of the Company, (b) permit Parent and its authorized Representatives to make such inspections thereof as Parent may reasonably request, and (c) cause the Officers and employees of the Company to furnish Parent with such financial and operating data and other information with respect to the business and operations of the Company as Parent may from time to time reasonably request. From the date of this Agreement to the Closing, Parent will (a) permit the Company and its authorized Representatives to make such inspections thereof as the Company may reasonably request, and (b) cause the officers and employees of Parent to furnish the Company with such financial and operating data and other information with respect to the business and operations of Parent as the Company may from time to time reasonably request; provided, however, that all access under this Section 5.2 shall be conducted at a reasonable time, during normal business hours, on reasonable advance notice and in such a manner as not to interfere unreasonably with the operation of the business of the Company or Parent, as applicable. All such information and access shall be subject to the terms and conditions of the Mutual Non-Disclosure and Confidentiality Agreement, dated as of March 12, 2018, between Parent and the Company (the “Confidentiality Agreement”). No investigation under this Section 5.2 shall affect or be deemed to modify any of the representations or warranties made by any of Parent, the Company or the Stockholders in this Agreement.
Section 5. 3Disclosure Supplements. From time to time prior to the Closing, the Company or Parent, as the case may be, will promptly notify the other in writing, which notice shall state clearly that it is being given pursuant to this Section 5.3, of any necessary supplement or amendment to the Company Disclosure Schedule or the Parent Disclosure Schedule, respectively, with respect to any matter hereafter arising or of which the Company or Parent becomes aware after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or which is necessary to complete or correct any information in the Company Disclosure Schedule or the Parent Disclosure Schedule or in any representation or warranty which has been rendered inaccurate thereby (each a “Schedule Supplement”). Any Party receiving such a Schedule Supplement may either confirm that such Schedule Supplement is acceptable or, by notice given to the other within five (5) Business Days of receipt of such Schedule Supplement, object to such Schedule Supplement. In the event of a notice objecting to such Schedule Supplement, the Parties shall work in good faith to resolve the issues in such notice (the “Schedule Supplement Issue(s)”) in a manner that is mutually acceptable, including, without limitation, through an adjustment of the Merger Consideration. In the event that the Parties are not able to resolve such issues in a mutually acceptable manner prior to the Outside Date, then each Party shall have the right to terminate this Agreement in accordance with Section 8.2(a).
Section 5. 4Consents and Approvals. Each of the Parties shall use its commercially reasonable efforts to obtain as promptly as practicable all consents, waivers, approvals, exemptions, licenses and authorizations required to be obtained from any Person or Governmental Entity in connection with the consummation of any of the Contemplated Transactions; provided, however, that no party is required to make any payment to any Person or Governmental Entity to obtain any consents, waivers, approvals, exemptions, licenses or authorizations.
Section 5. 5Filings. Promptly after the execution of this Agreement, each of the Parties shall prepare and make or cause to be made any required filings, registrations, submissions and notifications under the Laws of any jurisdiction to the extent necessary to consummate any of the Contemplated Transactions.
Section 5. 6Further Assurances.
(a)Upon the terms and subject to the conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions. In furtherance and not in limitation of the covenants of the parties contained in this Section, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Contemplated Transaction, each of Parent, the Company and the Stockholders will cooperate in all respects with each other and use his or its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the Contemplated Transactions; provided, however, that no party is required to make any payment to any Person (other than its Representatives) in connection with the foregoing.
(b)The Company will use commercially reasonable efforts to have key employees of the Company identified by Parent execute and deliver to Parent a non-competition and non-solicitation agreement, containing restrictions similar to those set forth in Section 6.5(a) and (b), provision for injunctive relief and indemnification for breaches of such agreement and otherwise containing Parent’s customary terms and conditions, in the attached to this Agreement as Exhibit G (the “Non-Compete Agreement”). Parent acknowledges that the Company cannot require any key employees to execute the non-competition and non-solicitation agreement. In addition, the Company will use its commercially reasonable efforts to have such other employees (as identified by Parent) of the Company who have not already executed a confidentiality and assignment of inventions agreement in connection with their employment with the Company execute and deliver to Parent a confidentiality and assignment of inventions agreement containing Parent’s customary terms and conditions, in the form attached hereto as Exhibit H (the “Intellectual Property Assignment Agreement”).

ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6. 1Acquisition Proposals. Neither the Company nor the Stockholders will, nor will any of them authorize or permit any officer, director, employee, consultant or contractor or any investment banker, attorney, accountant or other agent or Representative of the Company or any of the Stockholders acting on any of their behalf to, directly or indirectly, (a) solicit, initiate or intentionally encourage the submission of any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Immediately after the execution and delivery of this Agreement, each of the Company and the Stockholders will, and will cause its officers, directors, employees, investment bankers, attorneys, accountants and other agents and Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and will promptly inform Parent of the receipt of any subsequent Acquisition Proposal. Each of the Company and the Stockholders will take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.1 of the obligations undertaken in this Section 6.1. “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the Contemplated Transactions) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale of shares of capital stock or other equity interests or securities; (iii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition of all or any material portion of its assets in a single transaction or series of transactions; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.
Section 6. 2Public Announcements. Parent, on the one hand, and the Company and the Stockholders, on the other hand, will consult with one another before issuing any press release or otherwise making any public statements in respect of any of the Contemplated Transactions, including the Merger, and will not issue any such press release or make any such public statement without the prior written consent of the other party ; provided, however, that (a) following the execution of this Agreement, Parent shall determine, in its sole discretion, whether or not to issue any public announcement with respect to the Contemplated Transactions and the content thereof (provided, however, that Parent shall consult with and consider any comments from the Stockholders’ Representative regarding the content of any such announcement after the Closing) and (if Parent so chooses, in its sole discretion) may issue such public announcement, and (b) any party may at any time make disclosures regarding the Contemplated Transactions if it is advised by legal counsel that such disclosure is required under applicable Law or by a Governmental Entity or any listing agreement with a public securities exchange, in which case the disclosing party will (i) consult with the other Parties prior to such disclosure, and (ii) seek confidential treatment for such portions of such disclosure as are reasonably requested by any other Party.
Section 6. 3Indemnification.
(a)Indemnification by the Securityholders. Subject to the other terms of this Section 6.3, the Securityholders will, severally but not jointly, defend, indemnify and hold harmless Parent, Merger Sub and their Representatives (collectively, the “Parent Indemnified Parties”), from and against and in respect of any and all Losses, incurred by any of Parent Indemnified Parties arising out of, based upon or related to:
(i)any inaccuracy or breach of any of the representations or warranties made by the Company in this Agreement or the other Transaction Documents;
(ii)any breach of or failure to comply with any covenant or agreement made by the Company in this Agreement or the other Transaction Documents;
(iii)any Proceedings by equity holders or employees, or former equity holders or employees, or any Persons claiming to be an equity holder, of the Company relating to: (i) the exercise of dissenters’,

appraisal or similar rights; (ii) any alleged right to receive any securities, options, cash or other consideration not provided pursuant to this Agreement; (iii) the Information Statement, including any claims relating to any untrue statement or alleged untrue statement of a material fact contained in the Information Statement, or in any amendment or supplement thereto, or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iv) the existence of any equity, employee benefit, employee stock option or other similar contractual right with respect to the Company;
(iv)any Company Taxes for any Tax period (or portion thereof) ending on or prior to the Closing Date, excluding 50% of any Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions (but only to the extent such Taxes were not taken into account in the final determination of Working Capital); provided that notwithstanding anything to the contrary in this Agreement, Parent Indemnified Parties shall not have any right to indemnification under this Agreement for Losses relating to Taxes resulting from actions taken by Parent, the Company or any of its Affiliates after the Closing on the Closing Date that are outside the ordinary course of business; and
(v)any claim relating to any Closing Date Indebtedness or Selling Transaction Expenses not fully paid on the Closing Date or not included in the computation of the Merger Consideration (including, without limitation, any adjustment to Merger Consideration pursuant to Section 1.7).
(b)Indemnification by the Designated Stockholders. Subject to the other terms of this Section 6.3, the Designated Stockholders will, severally but not jointly, defend, indemnify and hold harmless the Parent Indemnified Parties, from and against and in respect of any and all Losses, incurred by any of Parent Indemnified Parties arising out of, based upon or related to:
(i)any inaccuracy or breach of any of the representations or warranties made by the Designated Stockholders in this Agreement or the other Transaction Documents;
(ii)any breach of or failure to comply with any covenant or agreement made by the Designated Stockholders in this Agreement or the other Transaction Documents; and
(iii)any Proceeding relating to any commission, finders’ fees or other payment for services rendered as a broker, finder or advisor on behalf of such Designated Stockholder.
(c)Indemnification by Parent. Subject to the other terms of this Section 6.3, Parent will defend, indemnify and hold harmless the Securityholders and each of their respective Representatives (collectively, the “Securityholder Indemnified Parties”) from and against and in respect of any and all Losses incurred by any of the Securityholder Indemnified Parties arising out of, based upon or related to:
(i)any inaccuracy or breach of any of the representations or warranties made by Parent in this Agreement or the other Transaction Documents,
(ii)any breach of or failure to comply with any covenant or agreement made by Parent in this Agreement or the other Transaction Documents; or
(iii)any Proceeding relating to any commission, finders’ fees or other payment for services rendered as a broker, finder or advisor on behalf of Parent.
(d)Indemnification Procedure.
(i)Notice of Direct Claims. A Parent Indemnified Party or Stockholders’ Representative (on behalf of the Securityholder Indemnified Parties) (as applicable, an “Indemnified Party”) may assert a claim for indemnification (other than a Third-Party Claim) for Losses with respect to which Parent and the Company, on the one hand, or the Securityholders, on the other hand, in each case as the case may be, an “Indemnifying Party,” may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Party pursuant to this Section 6.3 (a “Direct Claim”), such Indemnified Party will give notice of such Direct Claim (a “Direct Claim Notice”) (A) if such Indemnified Party is a Parent Indemnified Party, to Stockholders’ Representative, or (B) if such Indemnified Party is a Securityholder Indemnified Party, to Parent. A Direct Claim Notice must describe the Direct Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent such Losses are quantifiable) of the Losses that have been or may be suffered by the Indemnified Party (the “Claimed Amount”).

(ii)Notice of Third-Party Claims. In the event of the assertion of any Claim by any third-party Person with respect to which an Indemnifying Party may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Party pursuant to this Section 6.3, or the commencement by any third-party Person of any Proceeding (whether against a Party or any other Indemnified Party) with respect to which any Indemnifying Party may become obligated to indemnify, defend, compensate, or reimburse any Indemnified Party pursuant to this Section 6.3
(iii)(each, a “Third-Party Claim”), the Indemnified Party, if having notice of such Third-Party Claim, shall provide the Indemnifying Party with prompt written notice of such Third-Party Claim
(iv)(a “Third-Party Claim Notice” and together with a Direct Claim Notice, a “Claim Notice”).
(v)Failure to Promptly Deliver Claim Notice. The failure to promptly provide a Claim Notice will not affect the rights of any Indemnified Party to receive indemnification generally for Losses to the extent that the Indemnifying Party’s rights and obligations in relation to such Direct Claim or Third-Party Claim are not materially and actually prejudiced. This Section will not operate to extend the applicable survival period set forth in Section 6.3(e)(i).
(vi)Response to Claim Notice. During the thirty (30)-day period commencing upon the delivery to the Indemnifying Party of a Claim Notice (the “Dispute Period”), the Indemnifying Party is permitted to deliver to the Indemnified Party a written response (the “Response Notice”) in which the Indemnifying Party: (A) agrees that the full Claimed Amount is owed to the Indemnified Party; (B) agrees, with specificity as to the reasons and amount, that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnified Party; or (C) asserts that no part of the Claimed Amount is owed to the Indemnified Party. Any part (or all) of the Claimed Amount that is not agreed by the Indemnifying Party to be owing to the Indemnified Party pursuant to the Response Notice is referred to as the “Contested Amount.” If a Response Notice is not timely received by the Indemnified Party prior to 11:59 p.m., Denver, Colorado, time on the thirtieth (30th) day of the Dispute Period, then the Indemnifying Party will be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party.
(vii)Payment of Full Claimed Amount. If (A) the Indemnifying Party delivers a timely Response Notice agreeing that the full Claimed Amount is owed to the Indemnified Party, or (B) the Indemnifying Party does not deliver a timely Response Notice during the Dispute Period, then, subject to the limitations, requirements, and procedures set forth in this Section 6.3, (1) if a Parent Indemnified Party is the Indemnified Party, the Securityholders or the Designated Stockholder(s), as applicable, will pay such Indemnified Party in cash an amount equal to the amount by which Claimed Amount exceeds the amount of Deferred Payments owed (at that time or at a later date) to the Securityholders or such Designated Stockholder(s), as applicable, but not yet paid as of such time; or (2) if a Securityholder Indemnified Party is the Indemnified Party, Parent will pay to the Paying Agent for further distribution to the Securityholders, cash in an amount equal to the Claimed Amount.
(viii)Payment of Less Than Full Claimed Amount. If the Indemnifying Party delivers a timely Response Notice agreeing that less than the full Claimed Amount is owed to the Indemnified Party, then, subject to the limitations, requirements, and procedures set forth in this Section 6.3, (A) if a Parent Indemnified Party is the Indemnified Party, the Securityholders or the Designated Stockholder(s), as applicable, will pay such Indemnified Party in cash an amount equal to the amount by which the Agreed Amount exceeds the amount of Deferred Payments owed (at that time or at a later date) to the Securityholders or such Designated Stockholder(s), as applicable, but not yet paid as of such time; or (B) if a Securityholder Indemnified Party is the Indemnified Party, Parent will pay to the Paying Agent for further distribution to the Securityholders, cash in an amount equal to the Agreed Amount.
(ix)Settlement of Contested Amount. If the Indemnifying Party delivers a timely Response Notice indicating that there is a Contested Amount, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount within the thirty (30)-day period immediately following the delivery of the Response Notice (the “Settlement Period”). If the Indemnifying Party and the Indemnified Party resolve such dispute as to all or a portion of the Contested Amount (which mutually resolved amount will then become an “Agreed Amount”), then the Indemnifying Party and the Indemnified Party shall execute a written settlement agreement, and then, subject to the limitations, requirements, and procedures set forth in this Section 6.3, (A) if a Parent Indemnified Party is the Indemnified Party, the Securityholders or the Designated Stockholder(s), as applicable, will pay such Indemnified Party in cash an amount equal to the amount by which the Agreed Amount exceeds the amount of Deferred Payments owed (at that time or at a later date) to the Securityholders or such Designated Stockholder(s), as applicable, but not yet paid as of such time; or (B) Parent, if a Securityholder Indemnified Party is the Indemnified Party, shall pay to the Paying Agent for further distribution to the Securityholders, cash in an amount equal to the Agreed Amount.
(x)Failure to Settle Contested Amount. If the Indemnifying Party and the Indemnified Party are unable to resolve any part of the dispute relating to any Contested Amount during the Settlement Period, then with respect to the remaining Contested Amount, either the Indemnified Party or the Indemnifying Party (with Parent or Stockholders’ Representative as the sole authorized agents, of the Parties, as the case may be) may submit the dispute to a court of competent jurisdiction within ninety (90) days following the delivery of the Response Notice, subject to the limitations, requirements, and procedures set forth in this Section 6.3, Section 6.8, and Article IX, and the remaining Contested Amount will only be payable upon receiving an executed settlement agreement or a certified copy of a final non-appealable binding judgment of a court of competent jurisdiction (a “Final Award”), with any such portion of the Contested Amount to be payable pursuant to the Final Award to be paid to the applicable Person within three Business Days of the Final Award. If neither the Indemnified Party nor the Indemnifying Party submit the dispute to a court of competent jurisdiction within such ninety (90)-day period following delivery of the Response Notice, such dispute will be deemed resolved in favor of the Indemnifying Party (and no indemnification pursuant to this Agreement will be due).
(xi)Defense of Third-Party Claims. The Indemnifying Party, will be entitled to conduct the defense of any Third-Party Claim on the terms set forth in Section 6.3(d)(x) or Section 6.3(d)(xii), as applicable, provided that the Indemnifying Party notifies the Indemnified Party in writing within ten (10) days following the delivery of the Third-Party Claim Notice of the Indemnifying Party’s intent to conduct such defense; provided that, as a condition to the Indemnifying Party’s right to assume control of such defense, (A) it must certify to the Indemnified Party in writing that the Indemnifying Party agrees to be fully responsible (with no reservation of rights) for all Losses relating to such Claims; and (B) the Claim must not involve non-monetary relief in any material respect. The Indemnified Party will be entitled to conduct the defense of any Third-Party Claim on the terms set forth in Section 6.3(d)(xii); provided that Indemnifying Party has not elected, or is not entitled to, conduct the defense pursuant to the preceding sentence.
(xii)If the Indemnifying Party does deliver such written notice of its intent to conduct the defense of such Third-Party Claim pursuant to Section 6.3(d)(ix) and the Indemnifying Party is entitled to defend such Claim pursuant to Section 6.3(d)(ix), the Indemnifying Party shall assume the defense of such Third-Party Claim. Subject to Section 6.3(d)(xi):
(A)the Indemnifying Party shall proceed to defend such Third-Party Claim in a diligent manner with counsel reasonably satisfactory to the Indemnified Party at the sole expense of the Indemnifying Party, subject to any applicable limitations in this Section 6.3;
(B)the Indemnified Party shall make available to the Indemnifying Party any non-privileged documents and materials in the possession of the Indemnified Party that may be necessary to the defense of such Third-Party Claim;
(C)the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such Third-Party Claim;
(D)the Indemnified Party will have the right to participate, at its sole cost and expense, in the defense of such Third-Party Claim; and
(E)the Indemnifying Party may not settle, adjust, or compromise such Third-Party Claim without the prior written consent of the Indemnified Party, which consent is not permitted to be unreasonably withheld, conditioned or delayed; provided that no consent will be required if such settlement, adjustment, or compromise does not result in any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party.
(xiii)If the Indemnifying Party assumes the defense of such Proceeding under Section 6.3(d)(x), and if, subject to notice and ten (10) days to cure where cure is reasonable and not materially injurious to the Indemnified Party, the Indemnifying Party has an uncured breach any of its obligations under Section 6.3(d)(x), then the Indemnified Party may, at its election, proceed with the defense of such Third-Party Claim on its own at the sole cost and expense of the Indemnifying Party.
(xiv)If the Indemnified Party proceeds with the defense of any Third-Party Claim pursuant to Section 6.3(d)(v) or Section 6.3(d)(xi):
(A)the Indemnified Party shall proceed to defend such Third-Party Claim in a commercially reasonable, diligent manner;
(B)the Indemnifying Party shall make available to the Indemnified Party any documents and materials in the possession or control of the Indemnifying Party that may be necessary to the defense of such Third-Party Claim;
(C)the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to such Third-Party Claim; and
(D)the Indemnified Party may not settle, adjust or compromise such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.
(xv)The 12-Month Payment shall serve as (A) the first recourse for recovery of all indemnifiable Losses by Parent or the Company against the Securityholders and the Designated Stockholders and (B) the exclusive method of recovery for indemnification with respect to any and all breaches of representations and warranties (other than Fraud and breach of Fundamental Representations) under Section 6.3(a). Notwithstanding the foregoing, if a Parent Indemnified Party provides a Claim Notice and such claim is not resolved at the time of the 12-Month Payment would otherwise be due pursuant to Section 1.4(a)(ii)(B), Parent shall be entitled to hold back, until such claim is resolved in accordance with the procedures set forth in this Section 6.3 (at which time the remainder of such 12-Month Payment shall be delivered by Parent to the Stockholders’ Representative for distribution to the Securityholders in accordance with Section 1.4), a portion of the 12-Month Payment equal to the lesser of (I) the amount by which the amount of such claim exceeds any remaining portion of the Deductible and (ii) the amount by which the Available Holdback Amount exceeds any remaining portion of the Deductible.
(e)Limitations.
(i)The foregoing indemnification obligations will survive the consummation of the Merger for a period of twelve (12) months following the Closing Date; provided, however, that the right to indemnification arising out of, based upon or related to any inaccuracy or breach of any of the representations or warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.13, 2.15, 2.22, 2.23, 3.1, 3.2, 3.3, 3.5, 3.6, 4.1, 4.2, 4.3, 4.4, 4.6, 4.7 (collectively, the “Fundamental Representations”) will survive until the expiration of the applicable statute of limitations, including any extensions thereof, or, if no statute of limitations is applicable thereto, for a period of four (4) years after the Closing Date; and provided, further, that claims first asserted in writing within the applicable survival period will not thereafter be barred.
(ii)Except for any indemnification claims arising out of, based upon or related to Fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 6.3(e)(ii)), the Stockholders will have no liability to Parent Indemnified Parties for indemnification claims brought under Section 6.3(a)(i) or Section 6.3(b)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $100,000 in the aggregate (the “Deductible”), and then Parent Indemnified Parties will be entitled to recover only such amounts in excess of $100,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).
(iii)(A) Except for any indemnification claims arising out of, based upon or related to Fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Representations Claims Cap), the maximum liability of the Stockholders for any and all Losses in respect of indemnification claims brought under Section 6.3(a)(i) and Section 6.3(b)(i) shall be limited to an amount equal to $1,000,000 (the “Representations Claims Cap”), and (B) except for any indemnification claims arising out of, based upon or related to Fraud or intentional misrepresentation (none of which will be counted towards the Aggregate Claims Cap), the maximum liability of the Stockholders for any and all Losses in respect of indemnification claims brought under Section 6.3(a) and Section 6.3(b) shall be limited to an amount equal to the Merger Consideration paid to the Securityholders (the “Aggregate Claims Cap”).
(iv)Except for any indemnification claims arising out of, based upon or related to Fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 6.3(e)(iv)), Parent will have no liability to the Securityholder Indemnified Parties for indemnification claims brought under Section 6.3(c)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $100,000 in the aggregate, and then the Securityholder Indemnified Parties will be entitled to recover only such amounts in excess of $100,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).
(v)(A) Except for any indemnification claims arising out of, based upon or related to Fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Representations Claims Cap), the maximum liability of Parent for any and all Losses in respect of indemnification claims brought under Section 6.3(c)(i) shall be limited to an amount equal to the Representations Claims Cap, and (B) except for any indemnification claims arising out of, based upon or related to Fraud or intentional misrepresentation (none of which will be counted towards the Aggregate Claims Cap), the maximum liability of Parent for any and all Losses in respect of indemnification claims brought under Section 6.3(c) shall be limited to an amount equal to the Aggregate Claims Cap.
(vi)Notwithstanding anything to the contrary contained in this Section 6.3, each Securityholder’s liability under this Agreement, including, but not limited to with respect to indemnification claims under Section 6.3(a) or 6.3(b) shall be (A) several, not joint, based upon the pro rata share of the Merger Consideration paid to or earned by each of the Securityholder and (B) not, except as a result of the Company’s or such Securityholder’s fraud or intentional misrepresentation, exceed such Securityholder’s pro rata share of the Merger Consideration paid to such Securityhlder.
(vii)Notwithstanding anything to the contrary contained in this Section 6.3, the other Securityholders shall not be liable for any liability with respect to indemnification claims related solely to the inaccuracy, breach, intentional misrepresentation or Fraud, by an individual Securityholder of any of his representations or warranties under Article III or covenants under Section 6.5, and the Securityholder responsible for such inaccuracy, breach, intentional misrepresentation or Fraud will be liable for the full amount of the related indemnification claims, subject to the other limitations set forth in this Section 6.3(e).
(viii)In calculating the amount of Losses recoverable pursuant to this Section 6.3, the amount of such Losses shall be reduced by (A) any insurance proceeds actually received by the Indemnified Party from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (including the payment of a deductible with respect to the same and any premium increase directly attributable thereto), and (B) any recoveries actually received by the Indemnified Party from other Persons pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such payment. If any Losses for which indemnification payments have actually been received by the Indemnified Party hereunder are subsequently reduced by any insurance payment or other recovery actually received from another Person, the Indemnified Party shall promptly remit the amount of such recovery to the applicable Indemnifying Party (up to the amount of the payment by the applicable Indemnifying Party, after deducting therefrom the full amount of the expenses incurred by such Indemnified Party (x) in procuring such recovery or (y) in connection with such indemnification to the extent required to be, but which have not been, paid or reimbursed).
(ix)Notwithstanding anything in this Agreement to the contrary, no Securityholder shall be liable to any Parent Indemnified Party, and Parent shall not be liable to any Securityholder Indemnified Party, for any punitive damages.
(x)The right of each Party to assert indemnification claims and receive indemnification payments pursuant to this Section 6.3 shall, from and after the Effective Time, be the sole and exclusive right and remedy exercisable by such Party with respect to any breach by the other Party of any covenant, representation, warranty, or otherwise under this Agreement, relating to this Agreement or relating to the Contemplated Transactions or in connection with any indemnification claim or any other claim of any nature; provided, however, that with respect to the breach by any Party of a covenant under this Agreement, the aggrieved Party shall also have the rights and remedies set forth in Section 6.5. In the absence of fraud, the Parties hereby waive and release any and all tort claims and causes of action that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
(xi)Each Indemnified Party entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate Losses for which it seeks indemnification hereunder, and the costs and expenses incurred in connection with such mitigation efforts shall be deemed Losses for purposes of this Section 6.3.
(xii)Parent shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that Parent has already recovered Losses with respect to such matter pursuant to other provisions of this Agreement. Without limiting the generality of the foregoing, in order to avoid double-counting, the operation of Section 1.7 is an exclusive remedy in respect of the specific assets and liabilities and related items properly taken into account in connection with the determination of the Post-Closing Reduction or Post-Closing Addition, as applicable, and Parent shall not be entitled to any additional recourse in respect thereof.
(f)The Parties agree to treat any indemnity payment made pursuant to Section 6.3 as an adjustment to the aggregate Merger Consideration for federal, state, local and foreign income tax purposes.
Section 6. 4Notification of Certain Matters. From the date of this Agreement to the Closing, the Company will give prompt notice to Parent, and Parent will give prompt notice to the Company , of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (b) any failure of the Company, any Securityholder or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the Contemplated Transactions, (d) in the case of the Company, any facts or circumstances that could reasonably be expected to result in a Company Material Adverse Effect, or (e) in the case of Parent, any facts or circumstances that could reasonably be expected to result in a Parent Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.4 will not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.
Section 6. 5Non-Competition. As a material inducement to Parent’s consummation of the Contemplated Transactions, including, without limitation, Parent’s acquisition of the goodwill associated with the business of the Company, each Person set forth on Section 6.5 of the Parent Disclosure Schedule (a “Restricted Person”) agrees to the terms in this Section 6.5.
(a)Such Restricted Person will not, for a period of two (2) years following the Closing Date (or, with respect to each Restricted Person, if longer, co-terminus with the non-compete provisions in the Restricted Person’s Employment Agreement) (computed by excluding from such computation any time during which such Restricted Person is found by a court of competent jurisdiction to have been in violation of any provision of this Section 6.5(a)) (the “Restricted Period”), directly or indirectly, for himself or on behalf of or in conjunction with any other Person, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, consultant, independent contractor, agent, partner, advisor, or in any other capacity) an influencer marketing business which is in competition with the business of the Company in any of the geographical areas where the Company was conducting or was pursuing a material amount of business at the beginning of the Restricted Period or thereafter (such business, the “Restricted Business”) in any Restricted Area, or at any time following the Closing Date make any use of any Owned Intellectual Property other than in connection with the business of the Company. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the acquisition as a passive investment of not more than five percent (5%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter and shall not be deemed to prohibit the acquisition of any capital stock of Parent.

(b)Such Restricted Person will not, for a period of two (2) years following the Closing Date (or, with respect to each Restricted Person, if longer, co-terminus with the non-solicitation provisions in the Restricted Person’s Employment Agreement) (computed by excluding from such computation any time during which such Restricted Person is found by a court of competent jurisdiction to have been in violation of any provision of this Section 6.5(b)), directly or indirectly, for himself or on behalf of or in conjunction with any other Person, (i) solicit or hire (or assist or encourage any other Person to solicit or hire), or otherwise interfere in any manner with any employee, advertiser or strategic partner of any of Parent, the Company, or any of Parent’s subsidiaries (each, a “Restricted Entity”), other than by general public advertisement or other such general solicitation not specifically targeted at any such Person, (ii) induce or request any customer of any Restricted Entity to reduce, cancel or terminate its business with such Restricted Entity or otherwise interfere in any manner in any Restricted Entity’s business relationship with any of its customers, or (iii) solicit or accept business from any customer of any Restricted Entity in connection with a Restricted Business. For purposes of this Section 6.5(b), a Person shall be deemed to be an employee, customer, advertiser or strategic partner of any Restricted Entity if any such relationship existed or exists at any time (A) during the thirty (30) days prior to the execution of this Agreement or (B) after the Closing Date and during the operation of this provision, and any such Person shall cease to have the applicable status six months after the termination of any such relationship.
(c)Such Restricted Person agrees that the foregoing covenants are reasonable with respect to their duration, geographic area and scope, to protect, among other things, Parent’s acquisition of the goodwill associated with the business of the Company. If a judicial or arbitral determination is made that any provision of this Section 6.5 constitutes an unreasonable or otherwise unenforceable restriction against a Restricted Person, then the provisions of this Section 6.5 shall be rendered void with respect to such Restricted Person only to the extent such judicial or arbitral determination finds such provisions to be unenforceable. In that regard, any judicial or arbitral authority construing this Section 6.5 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 6.5 to the remaining business activities, time periods and/or geographical areas not so severed. Moreover, in the event that any provision, or the application thereof, of this Section 6.5 is determined not to be specifically enforceable, Parent may be entitled to recover monetary damages as a result of the breach of such agreement.
(d)Such Restricted Person acknowledges that he has carefully read and considered the provisions of this Section 6.5. Such Restricted Person acknowledges that he has received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 6.5. Such Restricted Person also acknowledges and understands that these restrictions are reasonably necessary to protect interests of Parent, including, without limitation, protection of the goodwill acquired, and such Restricted Person acknowledges that such restrictions will not prevent him from conducting businesses that are not included in the Restricted Business set forth in this Section 6.5 during the periods covered by the restrictive covenants set forth in this Section 6.5. Such Restricted Person also acknowledges that the Contemplated Transactions constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 6.5.
(e)Such Restricted Persons who have not yet executed a confidentiality and assignment of inventions agreement shall execute an Intellectual Property Assignment Agreement.
Section 6. 6Employee Matters.
(a)In the event the individuals set forth on Section 6.6(a) to the Company Disclosure Schedule remain employed by the Company at the Closing, their employment will be terminated in conjunction with the Closing (the “Excluded Employees”). Parent may choose to offer either employment or a consulting opportunity to any of the Excluded Employees, but it is under no obligation to do so. It is the Company’s responsibility to handle any termination, severance obligation and/or related payments to any Excluded Employee.
(b)Nothing contained herein, express or implied: (i) is intended or shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit Parent’s or the Company’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement as long as Parent otherwise satisfies its obligations under this Section 6.6, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees), other than the Parties to this Agreement and their respective successors and assigns, any legal or equitable right as a third-party beneficiary or other rights or remedies with respect to the matters provided for in this Section 6.6 or by reason of any other provision of this Agreement.
Section 6. 7Tax Covenants.
(a)To the extent permitted under applicable Law, the Company shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date, each Tax period relating to any Company Tax or Company Tax Return.
(b)To the extent not filed prior hereto, the Stockholders’ Representative will prepare or cause to be prepared, in accordance with applicable Law and consistent with past practice of the Company, each Company Tax Return for each Pre-Closing Period that is due after the Closing. Parent will (and will cause the Surviving Entity to) cooperate with the Stockholders’ Representative to enable the Stockholders’ Representative to utilize the Surviving Entity’s existing tax return preparation firm(s) (the “Accounting Firm”). Such cooperation may include providing access to books and records and accounting staff, and delegating authority to the Stockholders’ Representative under the Accounting Firm’s engagement agreement sufficient for the Accounting Firm to take direction from the Stockholders’ Representative, or otherwise ensuring that the Stockholders’ Representative will have access to (and the ability to direct, even if indirectly through the Surviving Corporation) the Accounting Firm. For the avoidance of doubt, the Surviving Corporation will be responsible for filing the tax returns. At least twenty (20) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), the Stockholders’ Representative will deliver such Company Tax Return to Parent. No later than fifteen (15) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), Parent may make reasonable changes and revisions to such Company Tax Return (provided that any changes do not require the Company to incur any additional tax obligations and that such changes are consistent with the preparation standard set forth in the first sentence of this Section 6.7(a)). The Stockholders’ Representative will reasonably cooperate in making any reasonable changes and revisions to any Company Tax Return for a Pre-Closing Period. Any Tax due with respect to such Company Tax Return shall be subject to indemnification pursuant to Section 6.3(a)(v), taking into account Section 6.3(e)(v), and Parent will file such Company Tax Return. The Stockholders’ Representative, Parent, and the Company shall report all items that become deductible by the Company on or before the Closing Date in connection with the transactions contemplated by this Agreement in the Pre-Closing Period, and shall prepare any Tax Returns and claim any applicable refunds, credits, or net operating losses accordingly. Parent and the Company shall not make any ratable allocation election under Treasury Regulation 1.1502-76(b)(2)(ii) or (iii) with respect to the Pre-Closing Period.
(c)Parent will prepare and file each Company Tax Return for any Post-Closing Period or any Straddle Period in accordance with applicable Law. At least twenty (20) days prior to the date on which a Company Tax Return for a Straddle Period is due (after taking into account any valid extension), Parent will deliver such Company Tax Return to the Stockholders’ Representative. No later than five (5) days prior to the date on which a Company Tax Return for any Straddle Period is due (after taking into account any valid extension), the Stockholders’ Representative may make reasonable changes and revisions to such Company Tax Return (provided that such changes are consistent with the preparation standard set forth in the first sentence of this Section 6.7(a)). Parent will reasonably cooperate in making any reasonable changes and revisions to any Company Tax Return for any Straddle Period. Any Tax attributable to the portion of such Straddle Period ending on and including the Closing Date shall be subject to indemnification pursuant to Section 6.3(a)(v), taking into account Section 6.3(e)(v).
(d)In the case of a Company Tax payable for a Straddle Period, the portion of such Company Tax that relates to the portion of the Straddle Period ending on the Closing Date will (i) in the case of a Tax other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount that would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.
(e)Each party will promptly forward to the other a copy of all written communications from any Governmental Entity relating to any Company Tax or Company Tax Return for a Pre-Closing Period or Straddle Period.

Upon reasonable request, each party will make available to the other all information, records and other documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period. The parties will preserve all information, records and other documents relating to a Company Tax or a Company Tax Return for a Pre-Closing Period or Straddle Period until the date that is six (6) months after the expiration of the statute of limitations applicable to the Company Tax or the Company Tax Return. In addition, the parties will reasonably cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Company Tax for a Pre-Closing Period or Straddle Period. Nothing in this Section 6.7(e) will affect or limit any indemnity or similar provision or any representations, warranties or obligations of any of the parties. Each party will bear its own costs and expenses in complying with the provisions of this Section 6.7(e).
(f)Parent and the Stockholders shall each be liable for and each shall pay when due fifty percent (50%) of all Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions. The party required by any legal requirement to file a Tax Return or other documentation with respect to such Transfer Taxes shall do so within the time period prescribed by Law, and the other party shall promptly reimburse such party for any Transfer Taxes for which the other party is responsible upon receipt of notice that such Transfer Taxes are payable. To the extent permitted by any applicable legal requirement, the parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes.
(g)None of the Stockholders will make or request a refund of any Company Tax or with respect to any Company Tax Return or amend and Company Tax Return without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), unless Parent, in its reasonable discretion, consents in writing thereto. Unless otherwise required by Law, Parent and the Surviving Entity (and each of their Affiliates) shall not file, or cause to be filed, any amended Tax Return with respect to a Pre-Closing Period without the written consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Parent will not be obligated to seek or request any refund of any Company Tax or amend any Company Tax Return, unless Parent is reimbursed for out-of-pocket costs incurred in preparing such Tax Return and Parent determines in its reasonable discretion that neither Parent nor any of its subsidiaries will be adversely impacted by filing such Tax Return. Neither Parent, the Company, nor any of their Affiliates shall make any election under Section 338 of the Code (or any similar state or local provision) with respect to the transactions contemplated by this Agreement.
(h)Any Tax sharing or similar agreement with respect to or involving the Company will be terminated as of the Closing Date, without any liability to the Company.
Section 6. 8Stockholders’ Representative.
(a)Appointment. At the Effective Time, Shareholder Representative Services LLC shall be constituted and appointed as the Stockholders’ Representative. By virtue of approval of this Agreement by the Stockholders, all Securityholders of the Company who are entitled to receive any portion of the Merger Consideration shall be deemed to have appointed and constituted the Stockholders’ Representative as their exclusive agent and true and lawful attorney-in-fact with the powers and authority as set forth in this Agreement. The Stockholders’ Representative is authorized and empowered, without having to seek or obtain the consent of any Person under any circumstances, in the name and on behalf of the Securityholders, as follows: to take any and all actions which it believes are reasonably necessary or appropriate to give and receive notices and communications, to authorize payment to any Indemnified Party in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against the Securityholders as a group or by such Securityholders against any Indemnified Party or any dispute between any Indemnified Party and such Securityholders, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. The Stockholders’ Representative shall be the sole and exclusive means of asserting or addressing any of the above and no former Securityholder immediately prior to the Effective Time shall have any right to act on his, her or its own behalf with respect to any such matters or other matters relating to this Agreement and the other Transaction Documents or the Contemplated Transactions, other than any claim or dispute against the Stockholders’ Representative. The person(s) serving as the Stockholders’ Representative may resign at any time, and may be replaced from time to time by the Advisory Committee appointed by the Company in connection with the retention of the Stockholders’ Representative, upon not less than ten (10) days’ prior written notice to Parent. Parent and its Affiliates shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Stockholders’ Representative without independent investigation. No bond shall be required of the Stockholders’ Representative. After the Closing, notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Company’s former Stockholders and holders of Company Stock Options and Warrants immediately prior to the Effective Time. The Stockholders’ Representative shall have the power and authority to interpret all the terms and provisions of this Agreement and to consent to any amendment hereof in its capacity as Stockholders’ Representative.
(b)Actions of the Stockholders’ Representative. Any notice or communication after the Closing given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Representative that is within the scope of the Stockholders’ Representative’s authority under this Section 6.8 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Stockholders of the Company and holders of Company Stock Options or Warrants immediately prior to the Effective Time and shall be final, binding and conclusive upon each such holder and each Securityholder Indemnified Party, and Parent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Securityholder.
(c)Stockholders’ Representative Expense Amount. Upon the Closing of the Merger, Parent shall wire to the Stockholders’ Representative the Stockholders’ Representative Expense Amount, which shall be held by the Stockholders’ Representative in a segregated client bank account and shall be used solely for the purposes of paying directly or reimbursing the Stockholders’ Representative for, any third party expenses pursuant to this Agreement. The Securityholders will not receive any interest or earnings on the Stockholders’ Representative Expense Amount and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholders acknowledge that the Stockholders’ Representative is not providing any investment supervision, recommendations or advice. The Stockholders’ Representative shall have no responsibility or liability for any loss of principal of the Stockholders’ Representative Expense Amount other than as a result of its gross negligence or willful misconduct. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative will deliver any remaining balance of the Stockholders’ Representative Expense Amount to the Paying Agent for further distribution to the Securityholders. For tax purposes, the Stockholders’ Representative Expense Amount will be treated as having been received and voluntarily set aside by the Securityholders at Closing.
(d)Other Provisions Relating to the Stockholders’ Representative.
(i)Without limiting any other provision of this Section 6.8, the Stockholders’ Representative is authorized to:
(A)Engage counsel, and such accountants and other advisors and incur such other reasonable expenses in connection with this Agreement and the transactions contemplated hereby or thereby as the Stockholders’ Representative may in its reasonable discretion deem appropriate; and
(B)After the Effective Time, take such action as the Stockholders’ Representative may in its reasonable discretion deem appropriate in respect of: (i) waiving any inaccuracies in the representations or warranties of Parent or Merger Sub contained in this Agreement or in any document delivered by Parent or Merger Sub pursuant hereto; (ii) taking such other action as the Stockholders’ Representative is authorized to take under this Agreement; (iii) receiving all documents or certificates and making all determinations, in its capacity as Stockholders’ Representative, required under this Agreement; and (iv) all such actions as may be necessary to carry out its authority as contemplated by this Agreement.
(ii)In the performance of its duties hereunder, the Stockholders’ Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Securityholder, or any Party hereunder and (ii) assume, in its reasonable discretion, that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.
(e)The Stockholders’ Representative will incur no liability of any kind with respect to any action or omission by the Stockholders’ Representative in connection with the Stockholders’ Representative’s services pursuant to this Agreement and the Paying Agent Agreement, except to the extent resulting from the Stockholders’ Representative’s gross negligence, willful misconduct, or fraud. The Stockholders’ Representative shall not be liable for any reasonable action or omission taken in good faith pursuant to the advice of outside legal counsel. The Securityholders will indemnify, defend and hold harmless the Stockholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholders’ Representative’s execution and performance of this Agreement and the Paying Agent Agreement, in each case as such Representative Loss is incurred. Any such Representative Losses shall be recovered by the Stockholders’ Representative, (i) first, from the funds in the Stockholders’ Representative Expense Amount, (ii) second, from the Deferred Payments at such time as remaining amounts would otherwise be distributable to the Securityholders, and (iii) third, if such amounts are otherwise depleted or unavailable, severally, but not jointly, from the Securityholders in proportion to each such Securityholders’ pro rata share of the Merger Consideration paid; for the avoidance of doubt, this section does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does this section prevent the Stockholders’ Representative from seeking any remedies available to it at law or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties, otherwise applicable to the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Securityholders or otherwise.
Section 6. 9D&O Insurance.
(a)At or prior to the Closing, the Company shall purchase and prepay in full all premiums, at the sole cost of the Company, a directors’ and officers’ liability insurance tail policy that (i) provides for a period of not less than six years immediately following the Closing, coverage (comparable to such existing policies) for all Persons and Entities who are currently covered by the Company’s existing directors’ and officers’ liability policy (including all existing directors and officers of the Company) and (ii) includes coverage for matters occurring prior to the Closing Date (the “Tail Policy”); provided that none of Parent, Merger Sub, or any of their respective Affiliates will have any obligation to pay any premiums or otherwise incur any cost or expense with respect to the Tail Policy from and after the Closing. The pre-Closing directors and officers of the Company will be named as an additional insured under the Tail Policy to the extent necessary to implement the foregoing provisions.
(b)Parent agrees that, for a period of six years after the Closing, it shall cause the Surviving Entity to maintain rights to indemnification, advancement of expenses, and exculpation in favor of each Person who is now, or has been at any time prior to the Closing Date, an officer or director of the Company, that are at least as favorable as those maintained by the Company as of immediately prior to the Closing Date, unless otherwise required by applicable Law.
(c)For a period of six years after the Closing, the obligations of Parent under this Section 6.9 will not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 6.9 applies. In the event Parent or the Surviving Entity, or any of their respective successors or assigns consolidates with or merges into any other Person and will not be the continuing or surviving entity in such consolidation or merger, then Parent shall cause the successors or assigns of Purchaser or the Surviving Entity, as applicable, to expressly assume the obligations set forth in this Section 6.9.
Section 6. 10Parent Common Stock. Prior to the date on which the shares of Parent Common Stock may be sold pursuant to Rule 144 without any restriction as to the number of shares as of a particular date that can then be immediately sold, with a view to making available to the Securityholders who receive Parent Common Stock the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit such Securityholders to sell their Parent Common Stock to the public without registration, Parent shall: (a) make and keep public information available, as those terms are understood and defined in Rule 144; (b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act; (c) furnish to any such Securityholder, reasonably promptly upon request, a written statement by Parent as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act; and (d) provide a legal opinion, in form and substance reasonably satisfactory to Parent’s transfer agent, of Parent’s counsel to each such Securityholder as may be necessary to effectuate a sale pursuant to Rule 144.
Section 6. 11SEC Financial Statements. The Company shall make available to Parent the financial statements of the Company, and other information, as is required by the SEC in such reports Parent is required to file and shall cooperate with Parent in good faith in connection with such filings.
Section 6. 12Information Statement; Notice to Stockholders. Promptly following the execution of this Agreement, the Company shall distribute to the Stockholders an Information Statement, in form and substance reasonably satisfactory to Parent, that accurately describes, in all material respects, all matters (including the material terms of the Merger and this Agreement and the appropriate financial information of the Company) necessary to allow Stockholders to make an informed financial decision of whether to accept the Merger Consideration and/or waive appraisal rights with respect to the Merger, as applicable (the “Information Statement”). At least two (2) Business Days prior to such distribution to the Stockholders, the Company shall provide a draft of the Information Statement to Parent for its review and approval. Promptly following execution of this Agreement, the Company shall take exercise commercially reasonably efforts to acquire the Required Stockholder Approvals, including, but not limited to, enforcing applicable rights pursuant to the Voting Agreement or other Stockholder Agreements. In the event the Required Stockholder Approvals are in the form of written consents in lieu of holding a meeting of Stockholders of the Company, and such written consents represent less than all of the Stockholders, the Company shall provide prompt notice of the taking of such action without a meeting by less than unanimous written consent to those Stockholders who have not consented in writing pursuant to Section 228(e) of the DGCL.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 7. 1Conditions to Each Party’s Obligations to Effect the Stock Purchase. The respective obligations of each Party to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing in whole or in part by the Party being benefited thereby, to the extent permitted by applicable Law:
(a)Parent, the Company and the Stockholders shall have timely obtained from each Governmental Entity all authorizations, approvals, licenses, permits, waivers and consents necessary for consummation of any of the Contemplated Transactions.
(b)There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining, making illegal or otherwise preventing or prohibiting consummation of any of the Contemplated Transactions, or imposing any limitation on the operation or conduct of the business of the Company after the Closing, and no Governmental Entity shall have instituted or threatened to institute any proceeding seeking any such Law.
(c)No action, suit or proceeding shall have been instituted or threatened against any of the Parties seeking to restrain, materially delay or prohibit, or to obtain substantial damages or other injunctive or other equitable relief with respect to, the consummation of any of the Contemplated Transactions.
(d)There shall not be at such time a Schedule Supplement Issue that has not been resolved to such Party’s reasonable satisfaction.
Section 7. 2Conditions to the Obligations of Parent. The obligations of Parent to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or part by Parent to the extent permitted by applicable Law:

(a)The representations and warranties of each of the Company and the Designated Stockholders contained herein qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).
(b)Each of the Company, the Designated Stockholders and the Stockholders’ Representative shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by them prior to or at the time of the Closing.
(c)Since the date of this Agreement, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(d)All of the Company Consents set forth in Section 7.2(c) of the Company Disclosure Schedule shall have been obtained, including the Required Stockholder Approvals.
(e)All stockholders’ agreements, voting agreements, registration rights agreements, related party transactions and Contracts and similar agreements between or among the Company and the Stockholders (including, but not limited to, the Stockholder Agreements), and all other agreements set forth in Section 7.2(e) of the Company Disclosure Schedule, shall have been terminated and shall cease to be of force or effect and all amounts owed thereunder paid prior to calculation of the Company’s Estimated Working Capital.
(f)The Company shall have delivered to Parent audited financial statements of the Company as of and for the years ended December 31, 2017 and 2016, and Parent shall be satisfied, in its sole discretion, that the audited financial statements of the Company as of any audited “stub” financial statements for any interim 2018 quarterly period, if required will be completed on or before 60 days following the Closing Date.
(g)The Paying Agent shall have delivered a duly executed counterpart to the Paying Agent Agreement.
(h)No holders of outstanding shares of capital stock of the Company shall have exercised dissenters’ rights with respect to this Agreement or the Contemplated Transactions pursuant to Section 262 of the DGCL, and the period of time during which any such holder of such shares is required to give the Company notice of demand for appraisal pursuant to such statutory provision shall have elapsed or expired.
(i)Parent shall have completed a debt or equity financing transaction greater than or equal to $2,500,000, which may occur either prior to or in conjunction with the Closing, with the structure and timing of the financing at the discretion of the board of directors of Parent.
(j)Parent shall have received the closing deliveries required to be delivered by the Company and the Stockholders pursuant to Section 7.4.
Section 7. 3Conditions to the Obligations of the Company and the Stockholders. The respective obligations of the Company and the Stockholders to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or in part by the Company to the extent permitted by applicable Law:
(a)The representations and warranties of Parent contained herein qualified as to materiality or Parent Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).
(b)Parent shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.
(c)Since the date of this Agreement, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d)All of Parent Consents set forth in Section 7.3(d) shall have been obtained.
(e)The Company shall have received the closing deliveries required to be delivered by Parent pursuant to Section 7.5.
Section 7. 4Company Closing Deliveries. At the Closing, the Company and the Stockholders shall deliver or caused to be delivered, to Parent the following documents:
(a)Each of the other Transaction Documents (other than this Agreement) to which the Company, the Designated Stockholders or the Stockholders’ Representative is a party, as applicable, duly executed by the Company, the Designated Stockholders and the Stockholders’ Representative (as applicable);
(b)(i) The Closing Payment Schedule, certified on behalf of the Company by its Chief Financial Officer in his or her capacity as an officer of the Company and (ii) fully-executed (x) Letters of Transmittals and Certificates from holders of at least 75% of the Company Preferred Stock and greater than 50% of the Company Common Stock (determined on an as-converted basis), (y) Warrantholder Acknowledgments from each holder of Warrants, and (z) Non-Compete Agreements and Intellectual Property Assignment Agreements from each Restricted Person.
(c)A certificate of the Company, executed by a duly authorized officer thereof, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;
(d)A good standing certificate or the equivalent for the Company, dated no earlier than five (5) days before the Closing Date, from the secretary of state of its jurisdiction of incorporation or formation and from each other jurisdiction in which the Company are qualified or registered to do business as a foreign corporation;
(e)Written consent of the holders of Company Common Stock and Company Preferred Stock (copies of which have been provided to Parent prior to the date hereof), representing the Required Stockholder Approvals approving and adopting this Agreement and the Contemplated Transactions (including the Merger);
(f)(i) A certified copy of the certificates of incorporation, and each amendment thereto, of the Company, from the duly authorized official of the jurisdiction in which such Company is formed, and (ii) a true and complete copy of the bylaws, or similar organization documents, as applicable, and each amendment thereto of the Company, certified by a duly authorized executive officer of the Company and (iii) certified copies of the resolutions or written consents duly adopted by the Board of Directors and Stockholders of the Company, representing the Required Stockholder Approvals, authorizing the Company to execute, deliver and perform this Agreement and the other Transaction Documents and to consummate the Contemplated Transactions, in each case, certified by an officer of the Company, as applicable, as in full force and effect, without modification or rescission, on and as of the Closing Date;
(g)Resignations of each director and officer of the Company, which shall be effective as of the Closing;
(h)Pay-off letters from banks, financial institutions and other holders of Indebtedness at Closing in form and substance reasonably acceptable to Parent stating the dollar amount required to repay in full all Indebtedness owed to such Creditor as of the Closing Date and providing that, upon payment of such amount, all claims of such Creditor in and to the properties and assets of the Company will be terminated and that such Creditor shall execute and deliver to Parent all terminations and releases (including UCC-3 termination statements) necessary to evidence such termination;
(i)Copies of all consents set forth in Section 7.2(e) of the Parent Disclosure Schedule in form and substance reasonably satisfactory to Parent;
(j)An affidavit under penalties of perjury, stating that the Company is not and have not been United States real property holding corporations, dated as of the Closing Date and in the form and substance required under Treasury Regulation Section 1.897-2(h);
(k)All instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all Bank Accounts, other accounts (including, but not limited to, all Social Media Accounts), websites, certificates of deposits, marketable securities, other investments, safe deposit boxes, lock boxes and safes of the Company and all keys and combinations to all safe deposit boxes, lock boxes and safes of the Company and other depositories;
(l)Any minute books, stock books, stock ledgers and corporate seal of the Company; and
(m)All other certificates, instruments and documents reasonably requested by Parent in order to fully consummate the Contemplated Transactions and carry out the purposes and intent of this Agreement.
Section 7. 5Parent Closing Deliveries. At the Closing, Parent shall deliver or caused to be delivered, to the Company the following documents:
(a)A certificate of Parent and Merger Sub, executed by a duly authorized officer thereof, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied.

ARTICLE VIII
TERMINATION
Section 8. 1Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing, by mutual written consent of Parent, the Company and the Designated Stockholders.
Section 8. 2Termination by either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by Parent, the Company or the Designated Stockholders if:
(a)the Closing shall not have been consummated within forty-five (45) days after the date hereof (the “Outside Date”); or
(b)any Law permanently restraining, enjoining or otherwise prohibiting or preventing consummation of the Merger shall become final and non-appealable;
provided, however, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any Party (and in the case of the Company, including any Stockholder) that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.
Section 8. 3Termination by the Company or the Designated Stockholders. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by the Company or the Designated Stockholders, if any representation of Parent contained in this Agreement shall have been inaccurate, or Parent shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 7.3(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by the Company to Parent thereof.
Section 8. 4Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by Parent, if any representation of any of the Company or the Stockholders contained in this Agreement shall have been inaccurate, or any of the Company or the Stockholders shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 7.2(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by Parent to the Company thereof.
Section 8. 5Effect of Termination and Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than this Article VIII, the second sentence of Section 5.2, Section 6.2, and Section 6.8(e)) shall become void and of no effect with no liability on the part of any Party (or of any of its directors, officers, employees, consultants, contractors, agents, attorneys or other Representatives); provided, however, that no such termination shall relieve any Party of any liability or damages resulting from any willful breach of this Agreement by such Party.

ARTICLE IX
MISCELLANEOUS
Section 9. 1Entire Agreement; Assignment.
(a)This Agreement (including the exhibits hereto, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the Parties in respect of the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties in respect of the subject matter hereof.
(b)Neither this Agreement nor any of the rights, interests or obligations hereunder (including the right to any Merger Consideration) shall be assigned, whether voluntarily or by operation of law, including by way of sale of assets, merger or consolidation, by any of the Company or the Securityholders, on the one hand, or Parent, on the other hand, without the prior written consent of the other Party(ies). Any assignment in violation of the preceding sentence shall be void.
Section 9. 2Notices. All notices, requests, demands, instructions and other documents and communications to be given under this Agreement shall be in writing and shall be deemed given (a) three (3) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by email, provided that, in the case of e-mail, the e-mail is not returned with an undeliverable, delayed or similar message, provided, further, that such notice must also be sent via one of the other methods set forth herein, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a nationally recognized overnight courier service, and in each case, addressed to a party at the following address for such party:
if to Parent and/or Merger

Sub, to:	IZEA, Inc.
480 N. Orlando Avenue, Suite 200
Winter Park, Florida 32789
Attention:    Mr. Edward H. (Ted) Murphy
President and Chief Executive Officer
Email: ted@izea.com

with a copy (which shall

not constitute notice) to:	Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019
Attention:     Spencer G. Feldman, Esq.
Email: sfeldman@olshanlaw.com

if to either the Company
or any Stockholder

prior to Closing, to:	TapInfluence, Inc.
67 E. Evelyn Ave., Suite 5
Mountain View, California 94041
Attention:    Pat Benner
Email: pat@tapinfluence.com

with a copy (which shall

not constitute notice) to:	Bryan Cave Leighton Paisner LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
Attention:     Jason B. Werner
Email: jason.werner@bclplaw.com

if to the Stockholders’,

Representative or any
Stockholder post-Closing

to:	Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, Colorado 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile: (303) 623-0294
Telephone: (303) 648-4085

with a copy (which shall

not constitute notice) to:	Bryan Cave Leighton Paisner LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
Attention:     Jason B. Werner
Email: jason.werner@bclplaw.com

or to such other address or email address number as the party to whom notice is given shall have previously furnished to the other parties in writing in the manner set forth above.
Section 9. 3Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of law principles thereof to the extent that the application of the Laws of another jurisdiction would be required thereby. All actions, suits or proceedings arising out of or relating to this Agreement or any of the other Transaction Documents shall (x) if such action, suit or proceeding is brought by the Stockholders (or the Company prior to the Closing) be heard and determined exclusively in any Florida state or federal court and (y) if such action, suit or proceeding is brought by Parent (or the Company following the Closing) be heard and determined exclusively in any state or federal court located in Denver County, Colorado. The Parties hereby (a) submit to the exclusive jurisdiction of any state or federal court located in (i) if such action, suit or proceeding is brought by the Stockholders (or the Company prior to the Closing), Orange County, Florida and (ii) if such action, suit or proceeding is brought by Parent (or the Company following the Closing), Denver County, Colorado, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents brought by any Party, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions may not be enforced in or by any of the above-named courts. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.2.
Section 9. 4Expenses. All fees and out-of-pocket expenses incurred by any of the Company or the Stockholders in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by the Stockholders. If and to the extent such fees and out-of-pocket expenses are not so paid by the Stockholders, Parent shall have the right to offset on a pro rata basis any cash payments to them under this Agreement for such amounts. All fees and out-of-pocket expenses incurred by Parent and Merger Sub in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by Parent.
Section 9. 5Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9. 6Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and, except as provided in Section 6.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
Section 9. 7Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 9. 8Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 9. 9Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. .pdf signatures shall have the same force and effect as original signatures.
Section 9. 10Interpretation.
(a)The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its successors and permitted assigns.
(b)The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the opening paragraph of this Agreement.
(c)The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 9. 11Amendment and Modification; Waiver. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Parties. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 9. 12Legal. Each of the Parties acknowledge and agree, on its own behalf and on behalf of its Representatives and Affiliates that the Company is the client of Bryan Cave Leighton Paisner LLP (“BCLP”), and not any of its individual Securityholders or any other Persons whose interests in this matter are being represented by those individual Securityholders. After the Closing, it is possible that BCLP will represent the Stockholders’ Representative, the Securityholders, and their respective Affiliates (individually and collectively, the “Securityholder Group”) in connection with any claims made thereunder pursuant to this Agreement. Parent and the Company hereby agree that BCLP (or any successor) may represent the Securityholder Group in the future in connection with any claims that may be made thereunder pursuant to this Agreement. BCLP (or any successor) may serve as counsel to Securityholder Group or any director, member, partner, officer, employee, Representative, or Affiliate of the Securityholder Group, in connection with any litigation, claim, or obligation arising out of or relating to this Agreement or the Contemplated Transactions and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom and each of such Parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, has been carefully considered and the Parties have consulted with counsel or been advised they should do so in this connection.
Section 9. 13Definitions. As used herein,
“12-Month Payment” is defined in Section 1.4(a)(ii)(B).
“6-Month Payment” is defined in Section 1.4(a)(ii)(A).
“Accounting Firm” is defined in Section 6.7(b).
“Acquisition Proposal” is defined in Section 6.1.
“Actual Working Capital” is defined in Section 1.7(b).
“Actual Working Capital Statements” is defined in Section 1.7(b).
“Advisor” is defined in Section 1.4(b)(ii).
“Affiliate” has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.
“Aggregate Claims Cap” is defined in Section 6.3(e)(iii).
“Agreed Amount” is defined in Section 6.3(d)(iv) and Section 6.3(d)(vii).
“Agreement” is defined in the first paragraph of this Agreement.
“Available Holdback Amount” means an amount equal to $1,000,000 minus any amounts in favor of a Parent Indemnified Party that have been actually deducted (or have been agreed or otherwise determined to be deductible) from the 12-Month Payment pursuant to Section 6.3.
“Bank Accounts” is defined in Section 2.26.
“Bankruptcy and Equity Principles” is defined in Section 2.4.
“BCLP” is defined in Section 9.12.
“Benefit Plans” is defined in Section 2.19(a)(i).
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York generally are closed for regular banking business.
“Cash” means cash in the bank less any outstanding checks to the extent that the amounts to be paid by such checks have reduced accounts payable, plus (i) deposits in transit to the extent there has been a reduction of receivables on account thereof, (ii) any held checks to the extent that the amounts to be paid by such checks have been included in accounts payable and (iii) petty cash.
“Cash Equivalents” means marketable direct obligations or securities issued by, or guaranteed by, the United States government (or any agency thereof), any state, commonwealth or territory of the United States (or any agency, political subdivision or taxing authority thereof) or by any foreign government, certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits, commercial paper, securities backed by standby letters of credit issued by any commercial bank, money market or similar funds, in each case, with maturities of one-year or less from the date of acquisition.
“Certificate of Merger” is defined in Section 1.2(b).
“Certificates” is defined in Section 1.6(a)(iii).
“Charter” means the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended.
“Claim Notice” is defined in Section 6.3(d)(ii).
“Claimed Amount” is defined in Section 6.3(d)(i).
“Claims” is defined in Section 1.5(a)(ii)(A).
“Closing” is defined in Section 1.2(a).
“Closing Balance Sheet” is defined in Section 1.7(a).
“Closing Cash Payment” is defined in Section 1.4(a)(i)(A).
“Closing Date” is defined in Section 1.2(a).
“Closing Date Indebtedness” means all Indebtedness of the Company, as of immediately prior to the Closing.
“Closing Merger Consideration” is defined in Section 1.4(a)(i).
“Closing Option Payment” is defined in Section 1.5(a)(iii)(A).
“Closing Payment Schedule” is defined in Section 1.2(c).
“Closing Stock Issuance” is defined in Section 1.4(a)(i)(B).
“Code” means the Internal Revenue Code of 1986, as amended.
“Colorado Lease” means the Sublease, dated as of September 27, 2018, by and between Linhart Public Relations, LLP (“Linhart”), a Colorado limited partnership (f/k/a Linhart McClain Finlon, LLC) and the Company, as amended, which incorporates and is subject to the Commercial Office Lease, dated June 29, 2006, by and between KEW Realty Corporation, a Colorado corporation and Linhart, as amended (the “Colorado Master Lease”).
“Company” is defined in the first paragraph of this Agreement.
“Company Audited Financials” is defined in Section 2.6(a).
“Company Common Stock” is defined in the Recitals.
“Company Consents” means each of the consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications of or with each Governmental Entity or under or pursuant to each Contract listed in Section 2.5 of the Company Disclosure Schedule required to be made or obtained in connection with the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company.
“Company Data Databases” means each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company.
“Company Disclosure Schedule” is defined in the first paragraph of Article II.
“Company Financials” is defined in Section 2.6(a).
“Company Intellectual Property” is defined in Section 2.15(b).

“Company Material Adverse Effect” means any event, change, effect, condition or circumstance that, individually or when taken together with all other events, changes, effects, conditions or circumstances that have occurred prior to the date of such determination, (a) has caused a material adverse effect on the business, operations financial condition or results of operation of the Company; or (b) would reasonably be expected to materially impair the ability of the Company or the Designated Stockholders to consummate the Contemplated Transactions; provided, however, that such change, effect, or circumstance shall not be deemed to constitute a “Company Material Adverse Effect” to the extent that any event, change, effect, condition or circumstance described in clause (a) or (b) resulted from: (i) actions or inactions by the Parties in compliance with, or as required or permitted in accordance with, the express terms and conditions of this Agreement; (ii) a change in general political, economic, or financial market conditions; (iii) a change that affected the industries in which the Company operates generally; (iv) any changes after the date of this Agreement in GAAP or applicable Law; or (iv) natural disaster, sabotage, acts of terrorism, armed conflict, or war (whether or not declared); provided, that in the case of each of clauses (i)-(iv), such event, change, effect, condition or circumstance does not have a disproportionate impact on the Company relative to other participants in the industries or geographies in which the Company operates.
“Company Preferred Stock” is defined in the Recitals.
“Company Privacy Policy” means each external or internal, past or present privacy policy of any the Company, including any policy or notice relating to: (a) the collection, storage, disclosure, and transfer of any Personal Data; and (b) any employee information.
“Company Stock” is defined in the Recitals.
“Company Stock Options” is defined in Section 1.5(a)(iii)(A).
“Company Tax” means any Tax, if and to the extent that the Company is or may be potentially liable under applicable Law, under Contract (other than agreements entered into in the ordinary course of business the principal subject of which is not the sharing of Taxes) or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax.
“Company Tax Return” means any Tax Return filed or required to be filed with any Governmental Entity, if, in any manner or to any extent, relating to or inclusive of the Company or any Company Tax.
“Company Unaudited Financials” is defined in Section 2.6(a).
“Confidentiality Agreement” is defined in Section 5.2.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, the Merger.
“Contested Amount” is defined in Section 6.3(d)(iv).
“Contract” means any written contract, agreement, license, lease, instrument or note that creates a legally binding obligation.
“Creditor” is defined in Section 1.4(b)(iii).
“Current Assets” means all accounts receivable and other receivables and prepaid expenses and deposits, but excludes all Cash and Cash Equivalents and deferred Tax assets.
“Current Liabilities” means all accounts payable and other payables, accrued expenses (including, but not limited to, all future rental payments and any other amounts owed by the Company under the Colorado Lease, except to the extent resulting from the action(s) of Parent or the Surviving Entity after the Effective Time), influencer liabilities, accrued marketplace fees, payroll liabilities, deferred marketplace revenue and deferred services revenue, but excludes all deferred SaaS revenue, the current portion of debt and accrued interest and deferred Tax liabilities.
“Deductible” is defined in Section 6.3(e)(ii).
“Deferred Payments” is defined in Section 1.4(a)(ii).
“Designated Stockholders” is defined in the first paragraph of this Agreement.

“DGCL” is defined in the Recitals.
“Direct Claim” is defined in Section 6.3(d)(i).
“Direct Claim Notice” is defined in Section 6.3(d)(i).
“Dispute Period” is defined in Section 6.3(d)(iv).
“Dissenting Shares” is defined in Section 1.5(a)(vi).
“Effective Time” is defined in Section 1.2(b).
“Employee Arrangements” is defined in Section 2.19(a)(ii).
“Encumbrance” means any lien, encumbrance, security interest, claim, charge, surety, mortgage, option, pledge, easement, limitation or restriction (including on any right to vote or Transfer any asset or security) of any nature whatsoever.
“Environmental Laws” is defined in Section 2.17(e)(i).
“Environmental Permits” means all Permits required under applicable Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Cash and Cash Equivalents” means the estimated Cash and Cash Equivalents of the Company as of the close of business on the Closing Date as derived from the estimated Closing Balance Sheet.
“Estimated Closing Date Indebtedness” means the estimated Closing Date Indebtedness.
“Estimated Selling Transaction Expenses” means the estimated Selling Transaction Expenses.
“Estimated Working Capital” is defined in Section 1.7.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Employees” is defined in Section 6.6.
“Final Award” is defined in Section 6.3(d)(viii).
“Final Cash and Cash Equivalents” means the final Cash and Cash Equivalents of the Company as of the close of business on the Closing Date as derived from the final Closing Balance Sheet, as determined pursuant to Section 1.7 of this Agreement, which has become final and binding upon the Parties in accordance with the provisions of Section 1.7 of this Agreement.
“Final Closing Date Indebtedness” means the final Closing Date Indebtedness, as determined pursuant to Section 1.7 of this Agreement, which has become final and binding upon the Parties in accordance with the provisions of Section 1.7 of this Agreement.
“Final Selling Transaction Expenses” means the final Selling Transaction Expenses as of the Closing, as determined pursuant to Section 1.7 of this Agreement, which has become final and binding upon the Parties in accordance with the provisions of Section 1.7 of this Agreement.
“Final Working Capital” means the final Working Capital as of the close of business on the Closing Date as derived from the final Closing Balance Sheet, as determined pursuant to Section 1.7, which has become final and binding upon the Parties in accordance with the provisions of Section 1.7.
“Fraud” means actual intentional fraud and not constructive or negligent fraud.
“Fundamental Representations” is defined in Section 6.3(e)(i).
“GAAP” is defined in Section 2.6(a).
“Governmental Entity” means any federal, state, local or foreign government, executive official thereof, governmental, administrative or regulatory authority, agency, body or commission, including any court of competent jurisdiction, domestic or foreign.

“Hazardous Materials” is defined in Section 2.17(e)(ii).
“Indebtedness” means (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (d) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Obligation with respect to letters of credit), (e) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (f) any Obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (g) any indebtedness secured by an Encumbrance (other than Permitted Encumbrances) on a Person’s assets, (h) any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (i) any amounts owed to any Person under any noncompetition, severance or similar arrangements, (j) any change-of-control or similar payment or increased cost which is triggered in whole or in part by the Contemplated Transactions, including any retention bonus, stay bonus or similar payment, (k) any Obligation of any Person under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements made payable in whole or in part as a result of the Contemplated Transactions, (l) any off-balance sheet financing of a Person (but excluding all operating leases), and (m) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the date hereof and (n) any Obligations incurred by such Person (including, but not limited to, any fees, costs, Taxes and expenses incurred on behalf of Stockholders) in connection with the negotiation of this Agreement, the other Transaction Documents, the performance of such Person’s and its affiliates’ Obligations hereunder and thereafter, and the consummation of the transactions contemplated hereby and thereby; provided, that the definition of Indebtedness shall exclude, for the avoidance of doubt, any amounts included in the calculation of Working Capital or Selling Transaction Expenses to prevent double-counting.
“Indemnified Party” is defined in Section 6.3(d)(i).
“Indemnifying Party” is defined in Section 6.3(d)(i).
“Independent Accountant” means an independent, qualified, nationally recognized and respected accounting firm that is agreed upon by Parent and the Stockholders’ Representative.
“Information Statement” is defined in Section 6.10.
“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, corporate and business names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) all computer programs and software (including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, but excluding off-the-shelf commercial or shrink-wrap software), databases and compilations (including any and all data and collections of data), and all descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, all technology supporting any of the foregoing, and all documentation, including user manuals and other training documentation, related to any of the foregoing (collectively, “Software”), (v) all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses and other works of authorship, and other tangible embodiments of the foregoing, in any form, and all related technology, (vi) all social media account numbers and/or usernames (including, but not limited to, Facebook, Instagram, Twitter, Tumblr and LinkedIn) together with login and password information (“Social Media Accounts”), (vii) all advertising and promotional materials, (ix) all other property rights, and (x) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Assignment Agreement” is defined in Section 5.6(b).
“Interim Balance Sheet Date” is defined in Section 2.6(a).
“In-the-Money Company Stock Option” means any Company Stock Option that is vested and exercisable as of immediately prior to the Effective Time having a per share exercise price less than the consideration set forth on the Closing Payment Schedule under the heading “Remainder Per Share Merger Consideration.”
“In-the-Money Warrant” means any Warrant that is outstanding and exercisable as of immediately prior to the Effective Time having a per share exercise price less than the consideration set forth on the Closing Payment Schedule under the heading “Remainder Per Share Merger Consideration.”
“IRS” is defined in Section 2.19(b).
“Junior Preferred Liquidation Preference” shall mean the aggregate amount payable to all shares of Junior Preferred Stock outstanding as of immediately prior to the Effective Time in accordance with Article Fourth, Section B.3(d) of the Charter.
“Junior Preferred Stock” is defined in the Recitals.
“Knowledge” means the actual knowledge, without any duty of investigation or imputed knowledge, of (i) in the case of the Company, Pat Benner and each of the Designated Stockholders, (ii) in the case of a Stockholder, such Stockholder, and (iii) in the case of Parent, Edward H. (Ted) Murphy, LeAnn C. Hitchcock, Ryan S. Schram and Sandra Carbone.
“Law” means any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule, regulation, administrative interpretation, directive or other policy or requirement of any Governmental Entity, including, but not limited to, the Federal Trade Commission (“FTC”) Endorsement Guidelines, 16 CFR Part 255 (the “FTC Endorsement Guidelines”), Section 5 of the FTC Act and state equivalents, the General Data Protection Regulation (“GDPR”) and the Can-Spam Act.
“Leases” is defined in Section 2.14(a).
“Letter of Transmittal” is defined in Section 1.6(a)(iii).
“Licensed Intellectual Property” is defined in Section 2.15(a).
“Losses” mean, with respect to any Person at the time of determination, any and all payments, recoveries, fines, penalties, interest, insurance premium increases, assessments, judgments, settlements, demands, actions, claims, damages, losses, liabilities, deficiencies and actual and reasonable costs and expenses suffered or incurred by the Indemnified Party, including reasonable attorney’s fees, reasonable expenses for investigation and defense and reasonable expert witness and court costs; provided, however, that (i) losses based on a multiplier or other factor that Parent may have employed when computing any element of the Merger Consideration, (ii) diminution in value, exemplary, incidental, consequential, and speculative damages, and (iii) punitive damages (other than any such damages that are part of any judgment against the indemnified person in connection with a third-party claim that are based on any willful misconduct by the indemnifying person) are excluded from this definition of Losses.
“Major Customers” is defined in Section 2.10(a).
“Major Customers and Suppliers” is defined in Section 2.10(a).
“Major Suppliers” is defined in Section 2.10(a).
“Material Contracts” is defined in Section 2.10(a).
“Merger” is defined in the Recitals.
“Merger Consideration” is defined in Section 1.4(a).
“Merger Sub” is defined in the first paragraph of this Agreement.
“Non-Compete Agreement” is defined in Section 5.6(b).
“Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed or contingent.

“Officer” means each of the officers set forth on Section 2.18(b) of the Company Disclosure Schedule.
“Outside Date” is defined in Section 8.2(a).
“Owned Intellectual Property” is defined in Section 2.15(b).
“Parent” is defined in the first paragraph of this Agreement.
“Parent Common Stock” is defined in Section 1.4(a)(i)(B).
“Parent Consents” is defined in Section 7.3(d).
“Parent Disclosure Schedule” is defined in the first paragraph of Article IV.
“Parent Indemnified Parties” is defined in Section 6.3(a).
“Parent Material Adverse Effect” means any event, change, effect, condition or circumstance that, individually or when taken together with all other events, changes, effects, conditions or circumstances that have occurred prior to the date of such determination, (a) has caused a material adverse effect on the business, operations financial condition or results of operation of Parent or Merger Sub; or (b) would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Contemplated Transactions (including payment of the Deferred Payments); provided, however, that such change, effect, or circumstance shall not be deemed to constitute a “Parent Material Adverse Effect” to the extent that any event, change, effect, condition or circumstance described in clause (a) or (b) resulted from: (i) actions or inactions by the Parties in compliance with, or as required or permitted in accordance with, the express terms and conditions of this Agreement; (ii) a change in general political, economic, or financial market conditions; (iii) a change that affected the industries in which Parent or Merger Sub operates generally; (iv) any changes after the date of this Agreement in GAAP or applicable Law; or (v) natural disaster, sabotage, acts of terrorism, armed conflict, or war (whether or not declared); provided, that in the case of each of clauses (i)-(v), such event, change, effect, condition or circumstance does not have a disproportionate impact on Parent or Merger Sub relative to other participants in the industries or geographies in which Parent or Merger Sub operates.
“Party” or “Parties” is defined in the first paragraph of this Agreement.
“Paying Agent” means Acquiom Financial LLC, in its capacity as the payments administrator..
“Paying Agent Agreement” is defined in Section 1.6(a)(i).
“PEO Agreement” means that certain TriNet Services Requisition Form between TriNet HR Corporation and the Company, as amended, restated, and/or supplemented from time to time.
“PEO Plan” means any Benefit Plan sponsored by a professional employer organization and to which the Company has an obligation to make contributions or pay premiums with respect to their employees.
“Permits” is defined in Section 2.11.
“Permitted Encumbrances” means (i) Encumbrances imposed by applicable Law related to the sale, transfer, pledge or other disposition of securities (such Permitted Encumbrances, “Permitted Equity Encumbrances”), (ii) Real Estate Encumbrances, (iii) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements that are not delinquent, (iv) and (v) Encumbrances set forth on Section 2.14 of the Company Disclosure Schedule.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
“Personal Data” means a natural person’s name, age, gender, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, customer or account number, marital status, health, economic status, professional training, personal beliefs, opinions or any other piece of information that allows the identification of a natural person.
“Post-Closing Addition” is defined in Section 1.7(e).
“Post-Closing Period” means any Tax period beginning after the Closing Date.
“Post-Closing Reduction” is defined in Section 1.7(e).

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.
“Preferred Financing” is defined in Section 6.11.
“Proceeding” means any demand, claim, charge, suit, action, litigation, investigation, audit, inquiry, notice of violation, grievance, arbitration, administrative hearing or other proceeding of any nature.
“Real Estate Encumbrances”: means (i) Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate procedures and for which the Company has made adequate accruals in the Company Financials in accordance with GAAP; (ii) mechanics’, carriers’, workmen’s, repairmen’s or similar statutory liens for amounts not yet due or being diligently contested in good faith in appropriate proceedings; (iii) easements, rights of way, zoning ordinances and other land use regulations by Governmental Entities; (iv) as to any leased property, any Encumbrance to which the underlying fee estate in such real property is subject; and (v) any other conditions that would be disclosed by a current, accurate survey or physical inspection which do not or would not materially impair the use or occupancy of such property or the operation of the business conducted thereon.
“Released Persons” is defined in Section 1.5(a)(ii)(A).
“Releasor” is defined in Section 1.5(a)(ii)(A).
“Representations Claims Cap” is defined in Section 6.3(e)(iii).
“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, employees, partners, members, managers, consultants, advisors, accountants, attorneys, representatives and agents.
“Required Stockholder Approvals” is defined in Section 2.23.
“Response Notice” is defined in Section 6.3(d)(iv).
“Restricted Area” means any geographical area in which a material amount of the business of the Company is conducted or pursued as of the Closing Date or at any time during the Restricted Period.
“Restricted Business” is defined in Section 6.5(a).
“Restricted Entity” is defined in Section 6.5(b).
“Restricted Period” is defined in Section 6.5(a).
“Rule 144” is defined in Section 3.6(c)(ii).
“Schedule Supplement” is defined in Section 5.3.
“Schedule Supplement Issue(s)” is defined in Section 5.3.
“SEC” is defined in Section 4.8(a).
“SEC Reports” is defined in Section 4.8(a).
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securityholder Group” is defined in Section 9.12.
“Securityholder Indemnified Parties” is defined in Section 6.3(c).
“Securityholders” is defined in Section 1.4(b)(i).
“Selling Transaction Expenses” means all fees and expenses incurred by or on behalf of, or paid or to be paid directly by the Company and the Stockholders or any Person that the Company pays or reimburses or is otherwise legally obligated to pay or reimburse (including any such fees and expenses incurred on behalf of the Stockholders) in connection with the process of selling the Company, the negotiation, preparation of this Agreement and the other Transaction Documents, and consummation of the Contemplated Transactions, including, without limitation, (a) legal, accounting, financial advisory and other third-party advisory or consulting fees and other expenses incurred by the Company or any of the Stockholders, including all investment bankers’, brokers’, finders’ or similar fees in connection with the transactions contemplated hereby (including any sale process run by or on behalf of the

Company), (b) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Entity or third parties on behalf of the Company in connection with the Contemplated Transactions (including any process run by or on behalf of the Company in connection with such transactions), (c) any fees or expenses associated with obtaining the release and termination of any Encumbrances (other than Permitted Encumbrances) in connection with the transactions contemplated hereby, (d) bonuses or other amounts payable to employees, agents and consultants of and to the Company as a result of the Contemplated Transactions (including the employer portion of any payroll, social security, unemployment or similar Taxes), (e) severance obligations owed by the Company to the employees, agents and consultants of and to the Company listed on Section 9.13 of the Parent Disclosure Schedule that are triggered prior to or, in whole or in part, as a result of the Contemplated Transactions, or as a result of the termination of their employment within 120-days after the Closing Date (including the employer portion of any payroll, social security, unemployment or similar Taxes) which are unpaid as of the Closing, (f) the employer portion of any payroll, social security, unemployment or similar Taxes relating to the any payment(s) to the holders of Company Stock Options and/or Warrants, (g) the amount of the Stockholders’ Representative Expense Amount and any other amounts owed to the Stockholders’ Representative, and any amounts owed to the Paying Agent pursuant to the Paying Agent Agreement, (h) any and all amounts owed by the Company pursuant to the Colorado Lease and the termination thereof, and (i) 50% of Transfer Taxes in connection with the transactions contemplated hereby as provided for in Section 6.7(f); provided, however, that the definition of Selling Transaction Expenses shall exclude, for the avoidance of doubt, any amounts included in the calculation of Working Capital or Indebtedness to prevent double-counting.
“Senior Preferred Stock” is defined in the Recitals.
“Series A-1 Liquidation Preference” shall mean the aggregate amount payable to all shares of Series A-1 Preferred Stock outstanding as of immediately prior to the Effective Time in accordance with Article Fourth, Section B.3(c) of the Charter.
“Series A-1 Preferred Stock” is defined in the Recitals.
“Series B Liquidation Preference” shall mean the aggregate amount payable to all shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time in accordance with Article Fourth, Section B.3(b) of the Charter.
“Series B Preferred Stock” is defined in the Recitals.
“Series B-1 Liquidation Preference” shall mean the aggregate amount payable to all shares of Series B-1 Preferred Stock outstanding as of immediately prior to the Effective Time in accordance with Article Fourth, Section B.3(a) of the Charter.
“Series B-1 Preferred Stock” is defined in the Recitals.
“Settlement Period” is defined in Section 6.3(d)(vii).
“Stock Incentive Plan” means the Third Amended and Restated 2009 Stock Incentive Plan, effective as of December 14, 2016.
“Stockholder Agreements” means (i) the Second Amended and Restated Investor Rights Agreement, dated as of February 9, 2016, by and among the Company and the investors signatory thereto, as amended, (ii) the Third Amended and Restated Voting Agreement, dated as of February 9, 2016, by and among the Company and the investors signatory thereto, as amended (the “Voting Agreement”), (iii) the Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of February 9, 2016, by and among the Company and the investors signatory thereto, as amended, (iv) the letter agreement, dated as of August 8, 2013, by and between the Company and Grotech Ventures II, L.P., (v) the letter agreement, dated as of February 9, 2016, by and between the Company, Noro-Moseley Partners VII, L.P. and Noro-Moseley Partners SBIC, L.P., and (vi) the letter agreement, dated as of September 3, 2013, by and between the Company and Access Venture Partners III, L.P.
“Stockholders” means the holders of Company Stock.
“Stockholders’ Representative” is defined in the first paragraph of this Agreement.
“Stockholders’ Representative Expense Amount” means $30,000.00.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.
“Surviving Entity” is defined in Section 1.1.
“Tail Policy” is defined in Section 6.9.
“Target Working Capital” means $0.00.
“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Entity or under applicable Law, together with any interest, penalties or any other additions or increases.
“Tax Return” means mean any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return and any related or supporting information) with respect to Taxes.
“Third-Party Claim” is defined in Section 6.3(d)(ii).
“Third-Party Claim Notice” is defined in Section 6.3(d)(ii).
“Transaction Documents” means this Agreement and the Exhibits.
“Transfer” means any sale, assignment, pledge, hypothecation or other disposition.
“Transfer Taxes” shall mean any transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees.
“Treasury Regulations” means the regulations promulgated under the Code.
“Underwater Company Stock Option” means any Company Stock Option that is not an In-the-Money Company Stock Option.
“Underwater Warrant” means any Warrant that is not an In-the-Money Warrant.
“Warrant” shall mean any warrant to purchase shares of Company Stock issued and outstanding immediately prior to the Effective Time, including but not limited to, (i) the warrant evidenced by the Second Warrant to Purchase Stock, dated October 8, 2015, from the Company to Pacific Western Bank to purchase shares of Series B Preferred Stock and (ii) the warrant evidenced by the Warrant to Purchase Stock, dated April 25, 2016, from the Company to Pacific Western Bank to purchase shares of Series B-1 Preferred Stock (collectively, the “Warrants”).
“Warrantholder Termination and Acknowledgment” means an agreement, substantially in the form and substance of Exhibit I, signed by the holder of a Warrant, as applicable terminating the Warrant and acknowledging, among other things, the treatment of the Warrant, held by such holder as contemplated by Section 1.5(a)(iii).
“Working Capital” shall mean the Current Assets minus the Current Liabilities of the Company, each as determined in accordance with GAAP and the procedures and example calculations set forth on Exhibit F; provided, that the definition of Working Capital shall exclude, for the avoidance of doubt, any amounts included in the calculation of Cash and Cash Equivalents, Indebtedness or Selling Transaction Expenses to prevent double-counting.
“Working Capital Dispute Notice” is defined in Section 1.7(c).

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

IZEA, INC.

By:	/s/ Edward H. (Ted) Murphy
	Name:	Edward H. (Ted) Murphy
	Title:	President and Chief Executive Officer

IZEA MERGER SUB, INC.

By:	/s/ Edward H. (Ted) Murphy
	Name:	Edward H. (Ted) Murphy
	Title:	President and Chief Executive Officer

TAPINFLUENCE, INC.

By:	/s/ Pat Benner
	Name:	Pat Benner
	Title:	President

STOCKHOLDERS’ REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Radha Subramanian
	Name:	Radha Subramanian
	Title:	Senior Director

Signature Page to Agreement and Plan of Merger

DESIGNATED STOCKHOLDERS:

GROTECH VENTURES II, L.P.
By: Grotech Ventures II, LLC
Its: General Partner

By:	/s/ Lawson DeVries
	Name:	Lawson DeVries
	Title:	General Partner

ACCESS VENTURE PARTNERS III, L.P.
By: Access Venture Partners III, L.L.C.
Its: General Partner

By:	/s/ Kirk Holland
	Name:	Kirk Holland
	Title:	Managing Director

NORO-MOSELEY PARTNERS VII, L.P.
By: Moseley & Company VII, LLC
Its: General Partner

By:	/s/ Michael Elliott
	Name:	Michael Elliott
	Title:	Member

NORO-MOSELEY PARTNERS SBIC, L.P.
By: Moseley & Company SBIC, LLC
Its: General Partner

By:	/s/ Michael Elliott
	Name:	Michael Elliott
	Title:	Member

Signature Page to Agreement and Plan of Merger